Exhibit 99.2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Bunge Limited

White Plains, New York

We have audited the accompanying consolidated balance sheets of Bunge Limited and subsidiaries (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Bunge Limited and subsidiaries at December 31, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2006 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the consolidated financial statements, the Company adopted Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, on December 31, 2006 and Statement of Financial Accounting Standards No. 123 (R), Share-Based Payment, on January 1, 2006.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 26, 2007 expressed an unqualified opinion on management’s assessment of the effectiveness of the Company’s internal control over financial reporting and an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP
New York, New York
February 26, 2007 (October 31, 2007 as to Note 3, Note 24 and Note 25)

BUNGE LIMITED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(U.S. dollars in millions, except per share data)

	Year Ended December 31,
	2006	2005	2004
Net sales	$26,274	$24,377	$25,234
Cost of goods sold (Note 8)	(24,703)	(22,806)	(23,348)
Gross profit	1,571	1,571	1,886
Selling, general and administrative expenses	(978)	(956)	(871)
Interest income	119	104	103
Interest expense	(280)	(231)	(214)
Foreign exchange gain (loss)	59	(22)	(31)
Other income (expenses)—net	31	22	18

Income from operations before income tax	522	488	891
Income tax benefit (expense)	36	82	(289)

Income from operations after tax	558	570	602
Minority interest	(60)	(71)	(146)
Equity in earnings of affiliates	23	31	13

Net income	521	530	469

Convertible preference share dividends	(4)	—	—

Net income available to common shareholders	$517	$530	$469

Earnings per common share—basic (Note 21)	$4.32	$4.73	$4.42

Earnings per common share—diluted (Note 21)	$4.28	$4.43	$4.10

The accompanying notes are an integral part of these consolidated financial statements.

BUNGE LIMITED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(U.S. dollars in millions, except share data)

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$365	$354
Trade accounts receivable (less allowance of $224 and $180) (Note 16)	1,879	1,702
Inventories (Note 3)	3,684	2,769
Deferred income taxes	149	102
Other current assets (Note 4)	2,316	1,637
Total current assets	8,393	6,564
Property, plant and equipment, net (Note 5)	3,446	2,900
Goodwill (Note 6)	236	176
Other intangible assets, net (Note 7)	99	132
Investments in affiliates (Note 9)	649	585
Deferred income taxes	714	462
Other non-current assets	810	627
Total assets	$14,347	$11,446
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Short-term debt (Note 14)	$454	$411
Current portion of long-term debt (Note 15)	156	178
Trade accounts payable	2,328	1,803
Deferred income taxes	54	38
Other current liabilities (Note 10)	1,523	1,187
Total current liabilities	4,515	3,617
Long-term debt (Note 15)	2,874	2,557
Deferred income taxes	180	145
Other non-current liabilities	700	576

Commitments and contingencies (Note 19)

Minority interest in subsidiaries	410	325
Shareholders’ equity (Note 20):
Convertible preference shares, par value $.01; authorized, issued and outstanding: 2006—6,900,000 (liquidation preference $100 per share)	690	—
Common shares, par value $.01; authorized—240,000,000 shares; issued and outstanding: 2006—119,955,645 shares, 2005—119,184,696 shares	1	1
Additional paid-in capital	2,690	2,630
Retained earnings	2,350	1,907
Accumulated other comprehensive loss	(63)	(312)
Total shareholders’ equity	5,668	4,226
Total liabilities and shareholders’ equity	$14,347	$11,446

The accompanying notes are an integral part of these consolidated financial statements.

BUNGE LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(U.S. dollars in millions)

	Year Ended December 31,
	2006	2005	2004
OPERATING ACTIVITIES
Net income	$521	$530	$469
Adjustment to reconcile net income to cash (used for) provided by operating activities:
Foreign exchange gain on debt	(175)	(112)	(85)
Impairment of assets	20	35	17
Bad debt expense	41	40	58
Increase (decrease) in allowance for recoverable taxes	5	(27)	2
Depreciation, depletion and amortization	324	278	212
Stock-based compensation expense	19	17	25
Deferred income taxes	(191)	(238)	(56)
Gain on sale of assets	(36)	(13)	(6)
Minority interest	60	71	146
Equity in earnings of affiliates	(23)	(31)	(13)
Changes in operating assets and liabilities, excluding the effects of acquisitions:
Trade accounts receivable	(69)	270	(398)
Inventories	(729)	(11)	328
Prepaid commodity purchase contracts	(88)	(41)	211
Advances to suppliers	256	135	(341)
Trade accounts payable	365	(337)	164
Unrealized net (gain) loss on derivative contracts	(184)	81	17
Margin deposits	(85)	(9)	54
Other—net	(320)	(256)	(2)
Cash (used for) provided by operating activities	(289)	382	802
INVESTING ACTIVITIES
Payments made for capital expenditures	(503)	(522)	(437)
Business acquisitions (net of cash acquired) and intangible assets	(74)	(50)	(355)
Investments in affiliates	(91)	(18)	(24)
Proceeds from disposal of property, plant and equipment	49	59	14
Return of capital from affiliates	18	38	17
Related party (loans) repayments	(21)	13	(13)
Proceeds from sale of investment	11	—	—
Investment in notes receivable	—	—	(26)
Cash used for investing activities	(611)	(480)	(824)
FINANCING ACTIVITIES
Net change in short-term debt	11	(130)	(348)
Proceeds from long-term debt	488	1,210	860
Repayment of long-term debt	(200)	(952)	(678)
Proceeds from sale of common shares	16	13	348
Proceeds from sale of preference shares, net	677	—	—
Dividends paid to shareholders	(74)	(63)	(51)
Dividends paid to minority interest	(27)	(57)	(52)
Redemption of redeemable preferred stock	—	—	(170)
Cash provided by (used for) financing activities	891	21	(91)
Effect of exchange rate changes on cash and cash equivalents	20	(1)	56
Net increase (decrease) in cash and cash equivalents	11	(78)	(57)
Cash and cash equivalents, beginning of period	354	432	489
Cash and cash equivalents, end of period	$365	$354	$432

The accompanying notes are an integral part of these consolidated financial statements.

BUNGE LIMITED AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(U.S. dollars in millions, except share data)

	Convertible Preference Shares		Common Shares		Additional Paid-in	Retained	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Earnings	(Note 20)	Equity	Income (Loss)
Balance, January 1, 2004	—	—	99,908,318	$1	$2,010	$1,022	$(656)	$2,377
Comprehensive income—2004:
Net income	—	—	—	—	—	469	—	469	$469
Other comprehensive income (loss):
Foreign exchange translation adjustment, net of tax expense of $3	—	—	—	—	—	—	217	—	217
Unrealized losses on commodity futures, net of tax benefit of $3	—	—	—	—	—	—	(5)	—	(5)
Reclassification of realized net losses to net income, net of tax benefit of $10	—	—	—	—	—	—	19	—	19
Minimum pension liability, net of tax benefit of $1	—	—	—	—	—	—	(2)	—	(2)
Total comprehensive income	—	—	—	—	—	—	229	229	$698
Dividends paid	—	—	—	—	—	(51)	—	(51)
Issuance of common shares:
—public offering	—	—	9,775,000	—	331	—	—	331
—employee stock plan	—	—	988,132	—	20	—	—	20
Balance, December 31, 2004	—	—	110,671,450	$1	$2,361	$1,440	$(427)	$3,375
Comprehensive income—2005:
Net income	—	—	—	—	—	530	—	530	$530
Other comprehensive income (loss):
Foreign exchange translation adjustment, net of tax expense of $0	—	—	—	—	—	—	101	—	101
Unrealized losses on commodity futures, net of tax benefit of $2	—	—	—	—	—	—	(3)	—	(3)
Unrealized investment gains, net of tax expense of $4	—	—	—	—	—	—	11	—	11
Reclassification of realized net losses to net income, net of tax benefit of $2	—	—	—	—	—	—	4	—	4
Minimum pension liability, net of tax expense of $1	—	—	—	—	—	—	2	—	2
Total comprehensive income	—	—	—	—	—	—	115	115	$645
Dividends paid	—	—	—	—	—	(63)	—	(63)
Deferred financing costs reclassified	—	—	—	—	(5)	—	—	(5)
Tax benefits related to employee stock plan	—	—	—	—	6	—	—	6
Issuance of common shares:
—convertible notes conversion	—	—	7,777,927	—	250	—	—	250
—employee stock plan	—	—	735,319	—	18	—	—	18
Balance, December 31, 2005	—	—	119,184,696	$1	$2,630	$1,907	$(312)	$4,226

(Continued on the following page)

	Convertible Preference Shares		Common Shares		Additional Paid-in	Retained	Accumulated Other Comprehensive Income (Loss)	Total Shareholders’	Comprehensive
	Shares	Amount	Shares	Amount	Capital	Earnings	(Note 20)	Equity	Income (Loss)
Comprehensive income—2006:
Net income	—	$—	—	$—	$—	$521	$—	$521	$521
Other comprehensive income (loss):
Foreign exchange translation adjustment, net of tax expense of $0	—	—	—	—	—	—	267	—	267
Unrealized losses on commodity futures and foreign exchange contracts, net of tax benefit of $1	—	—	—	—	—	—	(1)	—	(1)
Unrealized investment losses, net of tax benefit of $1	—	—	—	—	—	—	(1)	—	(1)
Reclassification of realized net losses to net income, net of tax benefit of $6	—	—	—	—	—	—	13	—	13
Minimum pension liability, net of tax expense of $0	—	—	—	—	—	—	1	—	1
Total comprehensive income	—	—	—	—	—	—	279	279	$279
SFAS No. 158 transition adjustment, net of tax benefit of $17	—	—	—	—	—	—	(30)	(30)
Dividends paid	—	—	—	—	—	(74)	—	(74)
Dividends on preference shares	—	—	—	—	—	(4)	—	(4)
Stock-based compensation expense	—	—	—	—	24	—	—	24
Tax benefits related to employee stock plan	—	—	—	—	4	—	—	4
Tax benefits related to convertible notes conversion	—	—	—	—	24	—	—	24
Issuance of preference shares	6,900,000	690	—	—	(13)	—	—	677
Issuance of common shares:
—employee stock plan	—	—	770,949	—	21	—	—	21
Balance, December 31, 2006	6,900,000	$690	119,955,645	$1	$2,690	$2,350	$(63)	$5,668

The accompanying notes are an integral part of these consolidated financial statements.

BUNGE LIMITED AND SUBSIDIARIES
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1.   Basis of Presentation and Significant Accounting Policies

Description of Business—Bunge Limited is a Bermuda holding company. Bunge Limited, together with its consolidated subsidiaries through which Bunge’s businesses are conducted (collectively, “Bunge”), is an integrated, global agribusiness and food company. Bunge Limited common shares trade on the New York Stock Exchange under the ticker symbol “BG”. Bunge operates in three divisions, which include four reporting segments:  agribusiness, fertilizer, edible oil products and milling products.

Agribusiness—Bunge’s agribusiness segment is an integrated business involved in the purchase, storage, transport, processing and sale of agricultural commodities and commodity products. Bunge’s agribusiness operations and assets are located in North America, South America, Europe and Asia.

Fertilizer—Bunge’s fertilizer segment is involved in every stage of the fertilizer business, from mining of phosphate-based raw materials to the sale of blended fertilizer products. Bunge’s fertilizer operations are primarily located in Brazil.

Edible oil products—Bunge’s edible oil products segment consists of producing and selling edible oil products, such as bottled, packaged and bulk oils, shortenings, margarine, mayonnaise and other products derived from the vegetable oil refining process. Bunge’s edible oil products operations are located in North America, South America, Europe and Asia.

Milling products—Bunge’s milling products segment includes its wheat and corn milling businesses. The wheat milling business consists of producing and selling wheat flours. Bunge’s wheat milling activities are located in Brazil. The corn milling business consists of producing and selling products derived from corn. Bunge’s corn milling activities are located in North America.

Basis of Presentation and Principles of Consolidation—The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and include the assets, liabilities, revenues and expenses of all entities over which Bunge exercises control.

Minority interest related to Bunge’s ownership interests of less than 100% is reported as minority interest in subsidiaries in the consolidated balance sheets. The minority ownership interest of Bunge’s earnings, net of tax, is reported as minority interest in the consolidated statements of income.

Bunge evaluates its equity investments for consolidation pursuant to Financial Accounting Standards Board (FASB) Interpretation No. (FIN) 46R, Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51 (FIN 46R). FIN 46R focuses on controlling financial interests that may be achieved through arrangements that do not involve voting interests. A variable interest entity (VIE) is a legal structure that does not have equity investors with voting rights or has equity investors that do not provide sufficient financial resources for the entity to support its activities. FIN 46R requires that a VIE be consolidated by a company if that company is the primary beneficiary of the VIE. The primary beneficiary of a VIE is an entity that is subject to a majority of the risk of loss from the VIE’s activities or entitled to receive a majority of the VIE’s residual returns or both. As of December 31, 2006, Bunge had no investments in affiliates that would be considered VIEs pursuant to FIN 46R.

Investments in businesses in which Bunge does not have control but has the ability to exercise significant influence are accounted for by the equity method of accounting whereby the investment is carried at acquisition cost, plus Bunge’s equity in undistributed earnings or losses since acquisition. Investments in which Bunge does not have the ability to exercise significant influence are accounted for by the cost method. Equity and cost investments are included in investments in affiliates in the consolidated balance sheets.

Use of Estimates and Certain Concentrations of Risk—The accompanying consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America and require management to make certain estimates and assumptions. These may affect the reported amounts of assets and liabilities at the date of the financial statements. They may also affect the reported amounts of revenues and expenses during the reporting period. Amounts affected include, but are not limited to, allowances for doubtful accounts, inventories, allowances for recoverable taxes, impairment of long-lived assets, restructuring charges, useful lives of property, plant and equipment and intangible assets, contingent liabilities, income tax valuation allowances and pension plan obligations. Actual amounts may vary from those estimates.

The availability and price of agricultural commodities used in Bunge’s operations are subject to wide fluctuations due to unpredictable factors such as weather, plantings, government (domestic and foreign) farm programs and policies, changes in global demand and global production of similar and competitive crops.

Translation of Foreign Currency Financial Statements—Bunge’s reporting currency is the U.S. dollar. The functional currency of the majority of Bunge’s foreign subsidiaries is their local currency and, as such, amounts included in the consolidated statements of income are translated at the weighted-average exchange rates for the period. Assets and liabilities are translated at period-end exchange rates and resulting foreign exchange translation adjustments are recorded in the consolidated balance sheets as a component of accumulated other comprehensive income (loss).

Foreign Currency Transactions—Monetary assets and liabilities denominated in currencies other than the functional currency are remeasured into their respective functional currencies at exchange rates in effect at the balance sheet date. The resulting exchange gain or loss is included in Bunge’s consolidated statements of income as foreign exchange gain (loss).

Cash and Cash Equivalents—Cash and cash equivalents include time deposits and readily marketable securities with original maturity dates of three months or less at the time of acquisition.

Accounts Receivable and Secured Advances to Suppliers—Accounts receivable and secured advances to suppliers are stated at the historical carrying amounts net of write-offs and allowances for uncollectible accounts. Bunge establishes an allowance for uncollectible trade accounts receivable and secured advances to farmers based on historical experience, market conditions, current trends and any specific customer collection issues that Bunge has identified. Uncollectible accounts are written off when a settlement is reached for an amount that is less than the outstanding historical balance or when Bunge has determined the balance will not be collected.

Inventories—Readily marketable inventories in the agribusiness segment, which consist of merchandisable agricultural commodities, are stated at market value (net realizable value). Readily marketable inventories are agricultural commodities inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms. The merchandisable agricultural commodities are freely traded, have quoted market prices, may be sold without significant further processing and have predictable and insignificant disposal costs. Changes in the market values of merchandisable agricultural commodities inventories are recognized in earnings as a component of cost of goods sold.

Inventories that are not readily marketable inventories are principally stated at the lower of cost or market. Cost is determined using the weighted-average cost method.

Derivative Instruments and Hedging Activities—Bunge enters into derivatives that are related to its inherent business and financial exposure as a multinational agricultural commodities and food company. Bunge uses derivative instruments to manage its exposure to movements associated with agricultural commodity prices, foreign currency exchange rates, interest rates, ocean freight and energy costs. Generally, Bunge’s use of these instruments mitigates the exposure risk and related costs.

Bunge uses exchange-traded futures and options contracts to minimize the effects of changes in the prices of agricultural commodities on its agribusiness inventories and agricultural commodities forward cash purchase and sales contracts. Exchange-traded futures and options contracts are valued at the quoted market prices. Forward purchase contracts and forward sale contracts are valued at the quoted market prices, which are based on exchange quoted prices adjusted for differences in local markets. Changes in the market value of forward purchase and sale contracts, and exchange-traded futures and options contracts, are recognized in earnings as a component of cost of goods sold. These contracts are predominantly settled in cash. Bunge is exposed to loss in the event of non-performance by the counter-party to forward purchase and forward sales contracts. The values of these contracts are reduced by a provision related to the potential loss in the event of non-performance.

In addition, Bunge hedges portions of its forecasted U.S. oilseed processing production requirements, including forecasted purchases of soybeans and sales of soy commodity products for quantities that usually do not exceed three months of processing capacity. The instruments used are exchange-traded futures contracts, which are designated as cash flow hedges. The changes in the market value of such futures contracts have historically been, and are expected to continue to be, highly effective at offsetting changes in price movements of the hedged items. To the extent they provide effective offset, gains or losses arising from hedging transactions are deferred in accumulated other comprehensive income (loss), net of applicable taxes, and are reclassified to cost of goods sold in the consolidated statements of income when the products associated with the hedged items are sold. Bunge expects to reclassify approximately $4 million after tax net gains to cost of goods sold in the year ending December 31, 2007, relating to exchange-traded futures contracts designated as cash flow hedges. If at any time during the hedging relationship Bunge no longer expects the hedge to be highly effective, the changes in the market value of such futures contracts would prospectively be recorded in the consolidated statements of income.

Bunge enters into time charter agreements for time on ocean freight vessels based on forecasted requirements for the purpose of transporting agricultural commodities. The market price for ocean freight varies depending on the supply and demand for ocean freight vessels, global economic conditions and other factors. Bunge’s time charter agreements have terms ranging from two months to five years. Bunge uses derivative financial instruments to hedge portions of its ocean freight costs. Ocean freight derivatives are recognized on Bunge’s consolidated balance sheets at fair value. A substantial portion of the ocean freight derivatives are designated as fair value hedges (in accordance with Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities (SFAS No. 133) of Bunge’s unrecognized firm commitment to purchase time on ocean freight vessels. Changes in the fair value of the ocean freight derivatives that are qualified, designated and highly effective as a fair value hedge, along with the gain or loss on the hedged firm commitment to purchase time on ocean freight vessels that is attributable to the hedged risk, are recorded in costs of goods sold in Bunge’s consolidated statements of income.

Bunge may also use derivative instruments, such as treasury rate locks, to reduce the risk of changes in interest rates on forecasted issuance of fixed rate debt. To the extent they are designated as cash flow hedges and provide effective offset, gains and losses arising from these derivative instruments are deferred in accumulated other comprehensive income (loss) and recognized in the consolidated statements of income over the term of the underlying debt. In addition, Bunge enters into interest rate swaps to manage its interest rate exposure on a portion of its fixed rate debt. The interest rate swaps used by Bunge are designated as fair value hedges and have been recorded at fair value in other current liabilities in the consolidated balance sheets with changes in fair value recorded currently in earnings. Additionally, the carrying amount of associated debt relating to interest rate swaps is adjusted currently in earnings for changes in the fair value due to changes in interest rates.

Bunge also enters into derivative financial instruments, such as foreign currency options, forward contracts and swaps, to limit exposures to changes in foreign currency exchange rates with respect to its recorded foreign currency denominated assets and liabilities and its foreign operations.

All derivative financial instruments are recorded at fair value in other current assets or other current liabilities in Bunge’s consolidated balance sheets. The effective and ineffective portion of changes in fair value of the derivative financial instrument designated as a fair value hedge, along with the gain or loss on the hedged item are recorded in earnings in the consolidated statements of income in the same caption as the hedged item. The effective portion of the changes in fair value of derivative financial instruments that Bunge designates as a cash flow hedge are recorded in accumulated other comprehensive income (loss) and are reclassified or amortized to earnings when the hedge is no longer effective. In addition, Bunge designates certain derivative instruments as a net investment hedge to hedge the exposure risk associated with its foreign operations. The effective portion of a change in the fair value of a net investment hedge derivative, based on spot rates, is recorded in the foreign exchange translation adjustment component in accumulated other comprehensive income (loss) in the consolidated balance sheets and the ineffective portion in foreign exchange gains or losses in the consolidated statement of income. The fair value is based on market quotes for exchange traded instruments or independent quotes for non-exchange traded instruments.

Recoverable Taxes—Recoverable taxes represent value added taxes paid on the acquisition of raw materials and other services which can be recovered in cash or as compensation of outstanding balances against income taxes or certain other taxes Bunge may owe. Recoverable taxes are offset by allowances for uncollectible amounts if it is determined that collection is doubtful.

Property, Plant and Equipment, Net—Property, plant and equipment, net is stated at cost less accumulated depreciation and depletion. Major improvements that extend the life, capacity or efficiency and improve the safety of the asset are capitalized, while minor maintenance and repairs are expensed as incurred. Costs related to legal obligations associated with the retirement of assets are capitalized and depreciated over the lives of the underlying assets. Depreciation is computed based on the straight line method over the estimated useful lives of the assets. Useful lives for property, plant and equipment are as follows:

Years
Buildings	10-50
Machinery and equipment	7-20
Furniture, fixtures and other	3-20

Included in property, plant and equipment are mining properties that are stated at cost less accumulated depletion. Depletion is calculated using the unit of production method based on proven and probable reserves. The useful lives of Bunge’s mines operated in its fertilizer operations, relating to the reserve depletion, range from 18 to 55 years.

Bunge capitalizes interest on borrowings during the construction period of major capital projects. The capitalized interest is recorded as part of the asset to which it relates, and is depreciated over the asset’s estimated useful life.

Goodwill—Goodwill relates to the excess of the purchase price over the fair value of tangible and identifiable intangible net assets acquired in a business acquisition. Goodwill is not amortized but is tested annually in the fourth quarter of Bunge’s fiscal year for impairment based upon the fair value of the reporting unit with which it resides (see Note 6 of the notes to the consolidated financial statements). Bunge’s reporting units, which are its operating segments, in which it has recorded goodwill are agribusiness, edible oil products and milling products. Impairment losses are included in cost of goods sold in the consolidated statements of income.

Other Intangible Assets—Other intangible assets that have finite useful lives include brands and trademarks recorded at fair value at the date of acquisition. Other intangible assets with finite lives are amortized on a straight line basis over their estimated useful lives, ranging from 10 to 40 years. Other intangible assets with indefinite lives are not amortized but rather are tested annually for impairment (see Note 7 of the notes to the consolidated financial statements).

Impairment of Property, Plant and Equipment and Other Finite-Lived Intangible Assets—Bunge reviews for impairment its property, plant and equipment and other finite-lived intangible assets whenever events or changes in circumstances indicate that carrying amounts of an asset may not be recoverable. In performing the review for recoverability, Bunge bases its evaluation on such indicators as the nature, the future economic benefits and geographic locations of the asset, historic or future profitability measures and other external market conditions. If these indicators result in the expected non-recoverability of the carrying amount of the asset or asset group, Bunge determines whether impairment has occurred by analyzing estimates of undiscounted future cash flows. If the estimate of undiscounted future cash flows during the estimated useful life of the asset is less than the carrying value of the asset, a loss is recognized for the difference between the carrying value of the asset and its estimated fair value, measured by the present value of the estimated future cash flows or third-party appraisal. Bunge records impairments related to property, plant and equipment and other finite-lived intangible assets used in the processing of its products in cost of goods sold in its consolidated statements of income.

Property, plant and equipment and other finite-lived intangible assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Impairment of Equity Investee—Bunge continually reviews its equity investments to determine whether a decline in fair value below the cost basis is other-than-temporary. Bunge considers various factors in determining whether to recognize an impairment charge, including the length of time that the fair value of the investment is less than Bunge’s carrying value, the financial condition, operating performance and near-term prospects of the investee, which include general market conditions specific to the investee or the industry in which it operates, and Bunge’s intent and ability to hold the investment for a period of time sufficient to allow for the recovery in fair value. Impairment charges for equity investees are included in Bunge’s share of earnings (loss) of affiliates.

Stock-Based Compensation—Bunge maintains an Equity Incentive Plan and a Non-Employee Directors’ Equity Incentive Plan, which are described in Note 22 of the notes to the consolidated financial statements. Effective January 1, 2006, Bunge adopted SFAS No. 123R, Share-Based Payment, which includes the fair value recognition provisions, using the modified prospective transition method. Under the modified prospective transition method, compensation cost recognized for the year ended December 31, 2006 includes (1) compensation cost for all share-based awards granted prior to, but not yet vested as of, January 1, 2006, based on the grant date fair value in accordance with SFAS No. 123, Accounting for Stock-Based Compensation (SFAS No. 123), and (2) compensation cost for all share-based awards granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R.

Prior to January 1, 2006, in accordance with the provisions of SFAS No. 123, as amended by SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure (SFAS No. 148), Bunge accounted for stock-based compensation using the intrinsic value method under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25), and FASB FIN 28, Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans (FIN 28). Bunge has granted stock options, performance-based restricted stock unit awards and time-vested restricted stock unit awards under its Equity Incentive Plan and stock options under its Non-Employee Directors’ Equity Incentive Plan. Pursuant to APB 25, no compensation cost was recognized for stock options granted under either plan, since the exercise price was equal to the fair market value of the underlying common shares on the date of grant. Bunge accrued compensation cost for granted restricted stock unit awards over the vesting or performance period and adjusted costs related to its performance-based restricted stock units for subsequent changes in the fair market value of the awards with election to settle in cash as well as the number of shares issued upon settlement of the awards. Compensation costs are recognized in the consolidated statements of income. Results of prior periods have not been restated for the adoption of SFAS No. 123R.

Income Taxes—Income tax expenses are recognized based on the tax jurisdictions in which Bunge’s subsidiaries operate. Under Bermuda law, Bunge is not required to pay taxes in Bermuda on either income or capital gains. The provision for income taxes includes income taxes currently payable and deferred income taxes arising as a result of temporary differences between the financial statement’s carrying amounts of existing assets and liabilities and their respective tax basis. Deferred tax assets are reduced by valuation allowances if it is determined that it is more likely than not that the deferred tax asset will not be realized.

Revenue Recognition—Sales of agricultural commodities, fertilizers and all other products are recognized when title to the product and risk of loss transfer to the customer, which is dependent on the agreed upon sales terms with the customer. These sales terms provide for passage of title either at the time shipment is made or at the time of the delivery of product. Net sales are gross sales less discounts related to promotional programs and sales taxes. Interest income on secured advances to suppliers is included as a component of net sales due to the operational nature of this item (see Note 4 of notes to the consolidated financial statements). Shipping and handling costs are included as a component of cost of goods sold.

Research and Development—Research and development costs are expensed as incurred. Research and development expenses were $22 million, $18 million and $14 million in 2006, 2005 and 2004, respectively.

Adoption of New Accounting Pronouncements—In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (SAB 108), to address diversity in practice in quantifying financial statement misstatements. SAB 108 requires utilizing a “dual-approach” to assess the quantitative effects of financial misstatements. This dual approach includes both an income statement focused assessment and a balance sheet focused assessment. SAB 108 allows a one-time transitional cumulative effect adjustment to retained earnings as of January 1, 2006 for errors that were not previously deemed material, but are material under the SAB 108 guidance. On December 31, 2006, Bunge adopted SAB 108. Bunge’s adoption of SAB 108 did not have a material impact on its consolidated financial statements.

In April 2006, the FASB issued FASB Staff Position (FSP) FIN No. 46(R)-6, Determining the Variability to be Considered in Applying FASB Interpretation No. 46(R), which addresses certain implementation issues related to FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities (FIN 46(R)). FSP FIN No. 46(R)-6 is to be applied prospectively by a company to all entities with which a company first becomes involved and to all entities previously required to be analyzed under FIN 46(R) when a consideration event has occurred beginning the first day of the first reporting period beginning after June 2006. Retrospective application to the date of the initial application is permitted but not required; however, if elected, it must be completed no later than the end of the first annual reporting period ending after July 15, 2006. Bunge has elected to apply FSP FIN No. 46(R)-6 prospectively and has determined that there is no material impact to Bunge’s consolidated financial statements as a result of this application.

New Accounting Pronouncements—In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (SFAS No. 159), which permits an entity to measure certain financial assets and financial liabilities at fair value. Pursuant to SFAS No. 159, entities that elect the fair value alternative will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value alternative may be elected on an instrument-by-instrument basis, with a few exceptions, as long as it is applied to the instrument in its entirety. The fair value alternative election is irrevocable, unless a new election date occurs. Assets and liabilities that are measured at fair value must be displayed on the face of the balance sheet. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year beginning after November 15, 2007. Early adoption is permitted as of the beginning of the previous fiscal year provided that the entity (1) makes that choice in the first 120 days of that fiscal year, (2) has not yet issued financial statements and (3) elects to apply the provisions of SFAS No. 157, Fair Value Measurements. Bunge is evaluating the provisions of SFAS No. 159 to determine the potential impact, if any, the adoption will have on its consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106 and 132(R) (SFAS No. 158). SFAS No. 158 amends SFAS No. 87, Employer’s Accounting for Pensions, SFAS No. 88, Employer’s Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits, SFAS No. 106, Employer’s Accounting for Postretirement Benefits Other Than Pensions, and SFAS No. 132 (R), Employer’s Disclosures about Pensions and Other Postretirement Benefits. SFAS No. 158 requires an entity, which sponsors defined postretirement benefit plans, to: (1) recognize in its statement of financial position the funded status of a defined benefit postretirement plan, (2) measure a defined benefit postretirement plan’s assets and obligations that determine its funded status as of the end of the employer’s fiscal year and (3) recognize changes in the funded status of a defined benefit postretirement plan in comprehensive income in the year in which the changes occur. On December 31, 2006, Bunge adopted the recognition and disclosure provisions of SFAS No. 158. The effect of adopting SFAS No. 158 on Bunge’s financial condition at December 31, 2006 has been included in its consolidated financial statements. SFAS No. 158 did not have an effect on Bunge’s consolidated financial statements for the years ended December 31, 2005 and 2004. The requirement to measure a defined benefit postretirement plan assets and benefit obligations as of the date of the employer’s fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008 (see Note 17 of notes to the consolidated financial statements for further discussion on the effect of adopting SFAS No. 158 on Bunge’s consolidated financial statements).

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (SFAS No. 157). SFAS No. 157 defines fair value, provides enhanced guidance for using fair value to measure assets and liabilities under current U.S. GAAP standards and expands the disclosure of the methods used and the effect of fair value measurements on earnings. SFAS No. 157 applies whenever other U.S. GAAP standards require (or permit) assets or liabilities to be measured at fair value. SFAS No. 157 does not expand the use of fair value in any new circumstances. SFAS No. 157 is effective for fiscal years beginning after November 15, 2007. Bunge is currently evaluating the provisions of SFAS No. 157 to determine the potential impact, if any, the adoption will have on its consolidated financial statements.

In July 2006, the FASB issued two related standards that address accounting for income taxes, FIN 48, Accounting for Uncertainty in Income Taxes (FIN 48), and FSP FAS 13-2, Accounting for a Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction (FSP FAS 13-2). Among other things, FIN 48 requires applying a “more likely than not” threshold to the recognition and de-recognition of tax positions, while FSP FAS 13-2 requires a recalculation of returns on leveraged leases if there is a change or projected change in the timing of cash flows relating to income taxes generated by the leveraged lease. The new guidance became effective for Bunge on January 1, 2007. Based on Bunge’s current assessment, the adoption of these standards will not have a material impact on its financial statements. Bunge’s assessment of FIN 48 is subject to revision as Bunge completes its analysis. Prior periods will not be restated as a result of the adoption of these standards.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140 (SFAS No. 156), which is effective for fiscal years beginning after September 15, 2006. SFAS No. 156 was issued to simplify the accounting for servicing rights and to reduce the volatility that results from using different measurement attributes. Bunge is currently evaluating SFAS No. 156 to determine the potential impact, if any, the adoption will have on its consolidated financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140 (SFAS No. 155), which is effective for fiscal years beginning after September 15, 2006. SFAS No. 155 was issued to clarify the application of SFAS No. 133 to beneficial interests in securitized financial assets and to improve the consistency of accounting for similar financial instruments, regardless of the form of the instruments. Bunge is currently evaluating SFAS No. 155 to determine the potential impact, if any, the adoption will have on its consolidated financial statements.

Reclassifications—In 2006, Bunge corrected its classification of interest income on secured advances to suppliers by reclassifying amounts from cost of goods sold to net sales. The effect of this reclassification increased cost of goods sold and net sales by $78 million, $102 million and $66 million in the years ended December 31, 2006, 2005 and 2004, respectively. The reclassification does not affect gross profit, segment operating profit or net income.  In addition, in 2006, certain earnings on investments in affiliates were reclassified from other income (expense)—net to equity earnings in affiliates in the consolidated statements of income. As a result, amounts in Bunge’s consolidated statements of income for the years ended December 31, 2005 and 2004 have been reclassified to conform to the current period presentation.

2.                 Business Acquisitions

In 2006, Bunge acquired a port terminal in Brazil for a purchase price of $43 million in cash. Bunge has completed a preliminary purchase price allocation for this acquisition and has recognized $39 million of goodwill in its agribusiness segment as a result of this acquisition. In addition, in 2006 Bunge completed its final purchase price allocation of the acquisition of two soybean crushing and refining businesses in China, one of which was acquired in 2006 for a purchase price of $26 million in cash and the other in 2005 for a purchase price of $13 million in cash. Bunge recognized $18 million of goodwill in its agribusiness segment as result of the acquisitions in China at December 31, 2006. Bunge also had certain smaller acquisitions in 2006 for an aggregate purchase price of $5 million for which it preliminarily recognized $4 million of goodwill in its edible oil products segment. Pro forma financial information is not presented as these acquisitions are not material.

In addition, in 2005, Bunge acquired for $23 million a premium bottled oil brand from Molinos International, a subsidiary of Molinos Rio de la Plata S.A. The acquisition encompasses exclusive rights to the Ideal™ premium oil brand in Russia and the former Soviet Union countries. Bunge has assigned this brand to its edible oil products segment.

In the second half of 2004, Bunge acquired the remaining 17% of the outstanding capital stock of Bunge Brasil S.A. that it did not already own for $314 million in cash. The acquisition was funded with net proceeds of a public offering of Bunge’s common shares in June 2004 (see Note 21 of the notes to the consolidated financial statements). As a result of the acquisition, Bunge now owns 100% of Bunge Brasil S.A. and its subsidiaries, Bunge Alimentos S.A., Bunge’s Brazilian agribusiness and food products subsidiary, and Bunge Fertilizantes S.A., Bunge’s Brazilian fertilizer subsidiary. Bunge has been consolidating Bunge Alimentos and Bunge Fertilizantes since 1997. The acquisition was accounted for under the purchase method as a step acquisition of minority interest.

The following table summarizes the allocation of $137 million, which is the excess of the cost to acquire the minority interest in Bunge Brasil S.A. over the historical book value of the acquired minority interest, to certain intangible assets and segments based on the finalization of the fair value of these assets.

			Edible Oil	Milling
(US$ in millions)	Agribusiness	Fertilizer	Products	Products	Total
Property, plant and equipment	$15	$101	$6	$4	$126
Trademarks/brands	—	25	4	4	33
Licenses	—	5	—	—	5
Goodwill	18	—	5	6	29
Deferred income tax liabilities	(5)	(45)	(3)	(3)	(56)
Total	$28	$86	$12	$11	$137

3.                 Inventories

In the first quarter of 2007, Bunge reclassified certain product lines from the edible oil products segment to the agribusiness segment, which resulted in the reclassification of the amounts for the year ended December 31, 2006.

Inventories consist of the following:

	December 31,
(US$ in millions)	2006	2005
Agribusiness—Readily marketable inventories at market value (1)	$2,325	$1,534
Fertilizer	352	421
Edible oils	242	233
Milling	131	73
Other (2)	634	508
Total	$3,684	$2,769

(1)            Readily marketable inventories are agricultural commodities inventories that are readily convertible to cash because of their commodity characteristics, widely available markets and international pricing mechanisms.

(2)            Agribusiness inventories carried at lower of cost or market.

4.                 Other Current Assets

Other current assets consist of the following:

	December 31,
(US$ in millions)	2006	2005
Prepaid commodity purchase contracts (1)	$189	$93
Secured advances to suppliers (2)	419	635
Unrealized gains on derivative contracts	782	196
Recoverable taxes	296	216
Margin deposits	133	47
Marketable securities (3)	3	9
Other	494	441
Total	$2,316	$1,637

(1)             Prepaid commodity purchase contracts represent payments to producers in advance of delivery of the underlying commodities. Prepaid commodity purchase contracts are recorded at market.

(2)             Bunge provides cash advances to suppliers, which primarily are farmers of soybeans and other agricultural commodities, to finance a portion of the suppliers’ production cost. The advances are generally collateralized by physical assets of the suppliers, carry a local market interest rate and settle when the farmer’s crop is harvested and sold. Secured advances to suppliers are stated at the original value of the advance plus accrued interest, less allowances for uncollectible advances.   In addition to the current secured advances, Bunge has long-term secured advances to suppliers, primarily farmers, in the amount of $258 million and $196 million at December 31, 2006 and 2005, respectively. The repayment terms of the long-term secured advances generally range from two to three years. Included in the long-term secured advances to suppliers are advances that were renegotiated from their original terms, equal to an aggregate of $54 million and $56 million at December 31, 2006 and 2005, respectively, mainly due to crop failures. These renegotiated advances are collateralized by a farmer’s future crops and a mortgage on the land, buildings and equipment. The allowance for uncollectible advances totaled $40 million and $32 million at December 31, 2006 and 2005, respectively. Interest income earned on secured advances to suppliers of $78 million, $102 million and $66 million for 2006, 2005 and 2004, respectively, is included in net sales in the consolidated statements of income.

(3)    These marketable securities are classified as trading securities and recorded at fair value based on quoted market prices. The related gains or losses are recognized in other income (expense)—net in Bunge’s consolidated statements of income.

5.                 Property, Plant and Equipment

Property, plant and equipment consist of the following:

	December 31,
(US$ in millions)	2006	2005
Land	$155	$132
Mining properties	265	224
Buildings	1,349	1,171
Machinery and equipment	2,970	3,094
Furniture, fixtures and other	304	230
	5,043	4,851
Less: accumulated depreciation and depletion	(2,242)	(2,491)
Plus: construction in progress	645	540
Total	$3,446	$2,900

Bunge capitalized interest on construction in progress in the amount of $14 million, $12 million and $6 million in 2006, 2005 and 2004, respectively. Depreciation and depletion expense was $318 million, $272 million and $208 million in 2006, 2005 and 2004, respectively.

6.                 Goodwill

Bunge performed its annual impairment test in the fourth quarters of 2006, 2005 and 2004 and has determined that there was no goodwill impairment for the years ended December 31, 2006, 2005 and 2004.

The changes in the carrying amount of goodwill by segment at December 31, 2006 and 2005 are as follows:

		Edible Oil	Milling
(US$ in millions)	Agribusiness	Products	Products	Total
Balance, January 1, 2005	$157	$8	$2	$167
Goodwill acquired (1)	3	—	—	3
Tax benefit on goodwill amortization (2)	(13)	—	—	(13)
Allocation of acquired goodwill (3)	(9)	5	6	2
Foreign exchange translation	17	—	—	17
Balance, December 31, 2005	155	13	8	176
Goodwill acquired (1)	57	4	—	61
Tax benefit on goodwill amortization (2)	(18)	—	—	(18)
Foreign exchange translation	16	1	—	17
Balance, December 31, 2006	$210	$18	$8	$236

(1)    See Note 2 of the notes to the consolidated financial statements.

(2)    Bunge’s Brazilian subsidiary’s tax deductible goodwill is in excess of its book goodwill. For financial reporting purposes, the tax benefits attributable to the excess tax goodwill are first used to reduce associated goodwill and then intangible assets to zero, prior to recognizing any income tax benefit in the consolidated statements of income.

(3)    In 2005, upon completion of the final valuation of the Bunge Brasil S.A. minority interest purchase, which was completed in 2004, Bunge reallocated acquired goodwill of $5 million to the edible oil products segment and $6 million to the milling products segment from the agribusiness segment. In addition, Bunge reallocated $2 million of an intangible asset, which it acquired in 2004, to goodwill in its agribusiness segment.

7.                 Other Intangible Assets

Bunge’s other intangible assets consist of trademarks/brands, licenses, software technology and unamortized prior service costs relating to Bunge’s employee defined benefit plans (see Note 17 of the notes to the consolidated financial statements). The aggregate amortization expense for other intangible assets was $6 million, $6 million and $4 million for the years ended December 31, 2006, 2005 and 2004, respectively. The annual estimated amortization expense for 2007 to 2011 is approximately $4 million per year.

Intangible assets consist of the following:

	December 31,
(US$ in millions)	2006	2005
Trademarks/brands, finite-lived	$63	$80
Licenses	3	7
Other	16	15
	82	102
Less accumulated amortization:
Trademarks/brands	(7)	(5)
Licenses	(2)	(3)
Other	(3)	(2)
	(12)	(10)
Trademarks/brands, indefinite-lived	29	29
Unamortized prior service costs of defined benefit plans (Note 17)	—	11
Intangible assets, net of accumulated amortization	$99	$132

Bunge has assigned a 30-year life to the Ideal™ premium oil brand acquired in 2005 (see Note 2 of the notes to the consolidated financial statements).

In 2005, Bunge received a favorable U.S. tax ruling with respect to the tax status of certain entities acquired in the 2002 acquisition of Cereol S.A. (Cereol). As a result of receipt of the favorable U.S. tax ruling and in accordance with EITF Issue No. 93-7, Uncertainties Related to Income Taxes in a Purchase Business Combination, Bunge reduced certain indefinite-lived intangible assets acquired in the Cereol acquisition by $39 million, net of deferred tax liabilities, to zero (see Note 12 of the notes to the consolidated financial statements). In addition, in 2005, upon finalization of the purchase price allocation of certain smaller acquisitions made in 2004, Bunge reallocated $2 million to goodwill and $1 million to property, plant and equipment that was preliminarily allocated to intangible assets.

8.                 Impairment and Restructuring Charges

Impairment—In 2006, Bunge recorded pretax non-cash impairment charges of $18 million and $2 million in its agribusiness and edible oil products segments, respectively, relating to write-downs of three smaller, older and less efficient oilseed processing, refining and bottling facilities in Brazil. Declining results of operations at these facilities, which resulted from adverse operating conditions in the Brazilian agribusiness industry, competition from Argentina and the strength of the Brazilian currency, led management to permanently close these three facilities. The fair values of land and equipment at these three facilities were determined with the assistance of a third-party valuation.

In 2005, Bunge recorded a pretax non-cash impairment charge in its agribusiness segment of $32 million related to write-downs of two South American oilseed processing facilities due to a deteriorating operating environment caused by industry conditions and a strengthening Brazilian real, which resulted in the fair value of these two facilities being lower than their carrying value. Based on an appraisal valuation, these facilities were written down to their estimated fair value and were permanently closed. In addition, Bunge recorded a pretax non-cash impairment charge of $3 million in its agribusiness segment, related to an oilseed processing plant in India. The impairment was caused by a decline in the projected cash flows caused by competitive conditions in this region, which resulted in the carrying value of this facility being written down to its estimated fair value.

In 2004, Bunge recorded pretax non-cash impairment charges of $17 million relating to write-downs of its refining and bottling facilities in the agribusiness segment in Western Europe attributable to planned closings of these facilities in response to changed market conditions and competition in Western Europe and to the write-downs of refining and packaging facilities in the edible oil products segment in North and South America. These impairment charges were a result of planned closings of older less efficient plants with planned replacement of new more efficient refining facilities in South America. The carrying value of these assets was written down to their estimated fair value.

Bunge has recorded these impairment charges in cost of goods sold in the consolidated statements of income for the years ended December 31, 2006, 2005 and 2004.

Restructuring—In 2006, Bunge recorded restructuring charges of $4 million related to its South American agribusiness and fertilizer operations. These charges consisted of termination benefit costs of $1 million and $2 million in the agribusiness and fertilizer segments, respectively, and environmental costs of $1 million in the agribusiness segment. In the agribusiness segment, termination costs for the year ended December 31, 2006 related to termination benefit obligations associated with approximately 400 plant employees and the environmental expense related to the closure of the three oilseed processing, refining and bottling facilities noted above. In the fertilizer segment, termination costs for the year ended December 31, 2006 related to the termination of approximately 100 administrative employees in connection with Bunge’s cost reduction programs. These restructuring costs were associated with Bunge’s 2005 restructuring program which was designed to streamline costs and rationalize the corporate structure in these segments. Funding for these costs was provided by cash flows from operations. All termination benefit obligations were paid as of December 31, 2006. The environmental costs are accrued in other non-current liabilities in the consolidated balance sheet at December 31, 2006. The restructuring and environmental costs for the agribusiness segment were recorded in cost of goods sold and the restructuring costs for the fertilizer segment were recorded in selling, general and administrative expense in the consolidated statement of income for the year ended December 31, 2006.

In 2005, Bunge recorded restructuring charges of $10 million, $2 million and $2 million predominantly in Bunge’s South American agribusiness, fertilizer and edible oil products segments, respectively, primarily relating to administrative employee termination costs for an aggregate of approximately 1,000 employees as part of its 2005 restructuring program. The restructuring charge of $5 million in the agribusiness segment was recorded in cost of goods sold and the remaining $5 million of restructuring charges in the agribusiness segment and the restructuring charges in the fertilizer and edible oil products segments were recorded in selling, general and administrative expenses in the consolidated statement of income for the year ended December 31, 2005 and in other current liabilities in the consolidated balance sheet at December 31, 2005. The 2005 restructuring program was designed to streamline costs and rationalize the corporate structure in these segments. Bunge paid $7 million of these costs in 2005 with the remaining $7 million to be paid by end of 2007. Funding for these costs was provided by cash flows from operations.

In connection with the 2004 impairment charges in its agribusiness segment, Bunge recorded $7 million of restructuring charges related to employee termination benefit obligations for 62 plant and administrative employees in its oilseed processing operations as part of its restructuring plan. These restructuring charges were included in cost of goods sold for the year ended December 31, 2004 and in other current liabilities in the consolidated balance sheet at December 31, 2004. The restructuring plan was designed to streamline Bunge’s costs and simplify its oilseed processing operations in Western Europe. In 2005, this restructuring plan was finalized and all related costs were paid. No significant unresolved issues exist related to this restructuring plan.

9.                 Investments in Affiliates

Bunge participates in several unconsolidated joint ventures and other investments accounted for on the equity method, the most significant of which are described below.  Bunge does not allocate equity in earnings of affiliates to its reporting segments.

Bunge has established alliances with partners whose business activities and other capabilities complement its own, such as its alliance with E.I. du Pont de Nemours and Company (DuPont). Bunge’s alliance with DuPont consists in part of a joint venture, The Solae Company, which is further described below. It also includes a biotechnology agreement to jointly develop and commercialize soybeans with improved quality traits, and an alliance to develop a broader offering of services and products to farmers. In 2006, Bunge and DuPont announced the expansion of its soy collaboration activities beyond food and nutrition products to include industrial applications, biofuels and other opportunities. In 2006, as part of its alliance to offer products and services to farmers, Bunge and DuPont also established a jointly owned company to offer financial services to farmers in Brazil. The company is currently in a start-up phase of operations.

In 2006, Bunge’s investments in affiliates included $16 million for a 25% ownership interest in a company that manufactures edible oil products in Russia, additional investments of $35 million in its existing Brazilian port terminal joint ventures and $28 million of investments in various renewable energy joint ventures in the United States.

Agribusiness

Terminal 6 S.A. and Terminal 6 Industrial S.A.   Bunge has a joint venture in Argentina with Aceitera General Deheza S.A. (AGD), for the operation of the Terminal 6 port facility located in the Santa Fe province of Argentina. Bunge is also a party to a second joint venture with AGD that operates a crushing facility located adjacent to the Terminal 6 port facility. Bunge owns 40% and 50%, respectively, of these joint ventures.

AGRI-Bunge, LLC.   Bunge has a joint venture in the United States with AGRI Industries, an Iowa farmer-owned cooperative. The joint venture originates grain and operates Mississippi river terminals. Bunge has 50% voting power and a 34% interest in the equity and earnings of AGRI-Bunge, LLC.

Fertilizer

Fosbrasil S.A.   Bunge is a party to this joint venture in Brazil, of which it owns 44.25%, with Astaris Brasil Ltda. and Societé Chimique Prayon Rupel S.A. Fosbrasil S.A. operates an industrial plant in Cajati, São Paulo, Brazil that converts phosphoric acid used in animal nutrition into phosphoric acid for human consumption.

Food Products

The Solae Company.   Solae is a joint venture with DuPont. Solae is engaged in the global production and distribution of specialty food ingredients, including soy proteins and lecithins. Bunge has a 28% interest in Solae.

Saipol S.A.S.   Saipol is a joint venture with Sofiproteol, the financial arm of the French oilseed farmers’ association. Saipol is engaged in oilseed processing and the sale of branded bottled vegetable oils in France. Bunge has a 33.34% interest in Saipol.

Harinera La Espiga, S.A. de C.V.   Bunge is a party to this joint venture in Mexico with Grupo Neva, S.A. de C.V. and Cerrollera, S.A. de C.V. The joint venture has wheat milling and bakery dry mix operations in Mexico. Bunge has a 31.5% interest in the joint venture.

EFKO.   Bunge is a minority investor in the EFKO Group in Russia. EFKO is engaged in the production of edible oil products. Bunge has a 25% interest in EFKO.

Renewable Energy

Diester Industries International S.A.S. (DII).   Bunge is a party to a joint venture with Diester Industries, a subsidiary of Sofiproteol, specializing in the production and marketing of biodiesel in Europe. Bunge has a 40% interest in DII.

Biofuels Company of America, LLC.   Bunge is a 20% owner of this company along with Biodiesel Investment Group, LLC. The company is building a 45 million gallon per year biodiesel plant adjacent to Bunge’s soybean processing plant in Danville, Illinois.

Bunge Ergon Vicksburg, LLC.   Bunge is a 50% owner of this company along with Ergon Ethanol, Inc. The company is developing a 60 million gallon per year ethanol plant at the Port of Vicksburg, Mississippi.

Southwest Iowa Renewable Energy, LLC.   Bunge is a 26% owner of this company. The other owners are primarily agricultural producers located in Southwest Iowa. The company is developing a 110 million gallon per year ethanol plant near Council Bluffs, Iowa.

Renewable Energy Group, Inc.   Bunge has a 4% minority interest in this company. In addition to its other biodiesel management, construction and marketing activities, this company is pursuing the development of biodiesel plants near or adjacent to certain of Bunge’s existing oilseed processing plants in the United States.

Summarized unaudited combined financial information reported for all equity method affiliates and a summary of the amounts recorded in Bunge’s consolidated financial statements as of December 31, 2006 and 2005 and for the years ended December 31, 2006, 2005 and 2004 follows:

	December 31,
	2006	2005
Combined financial position:
Current assets	$1,113	$993
Non-current assets	2,455	2,161
Total assets	$3,568	$3,154
Current liabilities	$578	$570
Non-current liabilities	776	729
Stockholders’ equity	2,214	1,855
Total liabilities and stockholders’ equity	$3,568	$3,154
Amounts recorded by Bunge:
Investments (1)	$649	$585

	Year Ended December 31,
(US$ in millions)	2006	2005	2004
Combined results of operations:
Revenues	$3,376	$2,819	$2,600
Income before income tax and minority interest	117	197	42
Net income	74	120	39
Amounts recorded by Bunge:
Equity income (2)	23	31	13

(1)             At December 31, 2006 and 2005, Bunge’s investment exceeded its underlying equity in the net assets of Solae by $6 million and $11 million, respectively. Straight line amortization of this excess against equity in earnings of affiliates amounted to $5 million, $4 million and $4 million in 2006, 2005 and 2004, respectively. Amortization of the excess has been attributed to intangible assets of Solae, which are being amortized over five years.

(2)             In 2006, Bunge’s equity in earnings of Solae included impairment and restructuring charges, net of income tax benefit of $20 million. In addition, a tax credit of $7 million was included in income tax benefit.

10.          Other Current Liabilities

Other current liabilities consist of the following:

	December 31,
(US$ in millions)	2006	2005
Accrued liabilities	$630	$669
Unrealized loss on derivative contracts	665	264
Advances on sales	178	202
Other	50	52
Total	$1,523	$1,187

11.          Asset Retirement Obligations

Bunge has asset retirement obligations with the carrying amount totaling $32 million and $33 million at December 31, 2006 and 2005, respectively, primarily relating to its mining assets assigned to the fertilizer segment and certain of its edible oil refining facilities assigned to the edible oil products segment. Asset retirement obligations in Bunge’s fertilizer segment relate to restoration of land used in its mining operations and asset retirement obligations in its edible oil products segment relate to the removal of certain storage tanks associated with its edible oil refining facilities. The change in the carrying value at December 31, 2006 consisted of a $5 million adjustment of the initial obligation due to the change in the discount rate and number of years used in the calculation ($2 million in edible oil products segment and $3 million in the fertilizer segment), $1 million of accretion and $3 million of currency translation adjustment. The change in the carrying value at December 31, 2005 consisted of a settlement of an obligation for $3 million related to the sale of the land of a previously sold refining facility in the edible oil products segment, $2 million of accretion and $4 million of currency translation adjustment.

12.          Income Taxes

Bunge has global operations and is subject to the tax jurisdiction of numerous tax authorities, as well as to tax agreements and treaties among these governments. Tax reporting rules and income tax rates used for the determination of taxable income and the related income taxes are complex and vary significantly between these jurisdictions. Determination of taxable income in any of these jurisdictions requires the interpretation of the related tax laws and regulations and the use of estimates and assumptions regarding future events, such as the amount, timing and character of deductions, permissible revenue recognition methods under the varying tax laws and the sources and character of income and tax credits.

Changes in tax laws, regulations, agreements and treaties, foreign currency exchange transactions, changes in foreign currency exchange rates or Bunge’s level of operations or profitability in each taxing jurisdiction may impact Bunge’s income tax provision.

Bunge also records valuation allowances when it is more likely than not that some portion or all of its deferred tax assets will not be realized. The ultimate realization of the deferred tax assets depends on the ability to generate sufficient taxable income of the appropriate character in the future in the appropriate taxing jurisdiction.

Bunge has elected to use the U.S. income tax rates to reconcile the actual provision for income taxes with the income tax provision computed by applying the U.S. statutory rates.

The components of income from operations before income tax are as follows:

	December 31,
(US$ in millions)	2006	2005	2004
United States	$14	$47	$(38)
Non-United States	508	441	929
Total	$522	$488	$891

The components of the income tax benefit (expense) are:

	December 31,
(US$ in millions)	2006	2005	2004
Current:
United States	$(3)	$(7)	$(6)
Non-United States	(152)	(149)	(339)
	(155)	(156)	(345)
Deferred:
United States	(21)	80	23
Non-United States	212	158	33
	191	238	56
Total	$36	$82	$(289)

Reconciliation of the income tax expense at the U.S. statutory rate to the effective rate is as follows:

	December 31,
(US$ in millions)	2006	2005	2004
Income from continuing operations before income tax	$522	$488	$891
Income tax rate	35%	35%	35%
Income tax expense at the statutory rate	(183)	(171)	(312)
Adjustments to derive effective tax rate:
Earnings of subsidiaries taxed at different statutory rates	221	102	31
Change in valuation allowance	67	79	(60)
Basis difference in determining foreign taxable income (1)	(36)	(19)	(17)
Benefits from U.S. export incentives (2)	—	12	17
Adjustment to prior year U.S. export incentives (3)	(21)	—	—
Foreign exchange expense	(45)	(42)	(19)
Benefit from interest on capital dividends paid by Brazilian companies	17	28	17
Investment tax credits in Brazil	16	7	11
Reversal of deferred tax liability on undistributed assets of affiliates (4)	—	77	—
Recognition of tax loss benefits on merger of foreign subsidiaries	—	—	60
Other	—	9	(17)
Income tax benefit (expense)	$36	$82	$(289)

(1)             In 2003, a tax law was enacted in South America affecting exporters of certain products, including grains and oilseeds. The tax law generally provides that in certain circumstances when an export is made to a related party that is not the final purchaser of the exported products, the income tax payable by the exporter with respect to such sales must be based on the greater of the contract price of the exported products or the market price of the products at the date of shipment. The tax effect of this law was reflected in income tax expense in the consolidated statements of income for the years ended December 31, 2006, 2005 and 2004, respectively.

(2)             Bunge has obtained tax benefits under U.S. tax laws providing incentives under the provisions of the Extraterritorial Income Act (ETI) legislation. However, the American Jobs Creation Act of 2004 (Jobs Creation Act) ultimately repeals the ETI benefit. Under the Jobs Creation Act, the ETI was phased out with 100% of the otherwise available ETI benefit retained for 2004, 80% of the otherwise available ETI benefit retained for 2005 and 60% of the otherwise available ETI benefit retained for

2006. The ETI benefit will be phased out completely in 2007. The benefit has been replaced with an income tax deduction intended to allocate benefits previously provided to U.S. exporters across all manufacturers when fully phased in. Although most of Bunge’s U.S. operations qualify as “manufacturing,” Bunge has not received significant benefits from this new tax legislation as it has from the prior one primarily due to Bunge’s U.S. tax position.

(3)             Income tax expense for the year ended December 31, 2006 includes a charge of $21 million relating to a correction of certain tax benefits recognized from 2001 to 2005 related to incentives under the Foreign Sales Corporation/Extraterritorial Income Exclusion provision of the U.S. Internal Revenue Code.

(4)             In 2005, Bunge received a favorable U.S. tax ruling with respect to the tax status of certain entities acquired in the 2002 acquisition of Cereol. Bunge had recorded a $125 million deferred tax liability in the initial balance sheet of Cereol in 2002, related to unremitted earnings of a subsidiary that were not considered to be permanently reinvested. Based upon the final ruling received in 2005, it was determined that the subsidiary could be liquidated without generating tax on the unremitted earnings. As a result of receipt of the favorable U.S. tax ruling and in accordance with EITF Issue No. 93-7, Uncertainties Related to Income Taxes in a Purchase Business Combination, Bunge first reduced certain indefinite lived intangible assets acquired in the Cereol acquisition by $39 million, net of deferred tax liabilities, to zero and then recognized an $86 million non-cash tax benefit in the consolidated statements of income. In conjunction with this transaction, Bunge incurred $9 million of tax expense in 2005, related to the repatriation of unremitted earnings of a subsidiary in connection with the Jobs Creation Act.

Certain Bunge subsidiaries had undistributed earnings amounting to approximately $1,482 million, $1,448 million and $541 million at December 31, 2006, 2005 and 2004, respectively. These amounts are considered to be permanently reinvested and, accordingly, no provision for income taxes has been made. It is not practicable to determine the deferred tax liability for temporary differences related to these undistributed earnings.

The primary components of the deferred tax assets and liabilities and the related valuation allowance are as follows:

	December 31,
(US$ in millions)	2006	2005
Deferred income tax assets:
Net operating loss carryforwards	$651	$531
Excess of tax basis over financial statement basis of property, plant and equipment	46	32
Accrued retirement costs (pension and postretirement healthcare cost) and other accrued employee compensation	93	64
Other accruals and reserves not currently deductible for tax purposes	274	217
Tax credit carryforwards	14	14
Other	37	29
Total deferred tax assets	1,115	887
Less valuation allowance	(40)	(96)
Net deferred tax assets	1,075	791
Deferred tax liabilities:
Excess of financial statement basis over tax basis of long lived assets	356	359
Undistributed earnings of affiliates	22	—
Other	68	51
Total deferred tax liabilities	446	410
Net deferred tax assets	$629	$381

Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date of such change.

In 2006, Bunge recognized, upon completion of its 2005 U.S. tax return, a tax benefit of $48 million relating to the difference between the face value of Bunge’s November 2005 redemption of its convertible notes and the fair market value of Bunge Limited common shares on the date of the redemption. In addition, Bunge recorded a provision of $24 million in long-term liabilities related to this transaction. The income tax benefit less the associated provision were recorded in additional paid-in capital in the consolidated balance sheet in accordance with SFAS No. 109, Accounting for Income Taxes, and APB No. 9, Reporting the Results of Operations.

At December 31, 2006, Bunge’s pretax loss carryforwards totaled $2,237 million, of which $913 million have no expiration. However, applicable income tax regulations limit some of these tax losses available for offset of future taxable income to 30% of annual pretax income. The remaining tax loss carryforwards expire at various periods beginning in 2007 through the year 2025.

Income tax valuation allowance—Bunge continually reviews the adequacy of its valuation allowance and recognizes tax benefits only as reassessment indicates that it is more likely than not that the benefits will be realized. The ultimate utilization of deferred tax assets depends on the generation of future taxable income during the period in which the related temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in this assessment. The majority of the valuation allowances relate to net operating loss carryforwards in certain of its non-U.S. subsidiaries where there is an uncertainty regarding their realization and will more likely than not expire unused.

Bunge merged several European subsidiaries in 2004, which generated statutory capital tax losses and the recognition of $60 million of net operating loss carryforwards. Bunge increased its valuation allowance by $60 million as it is more likely than not that the assets will not be realized. In 2006, the tax authorities conducted audits of the tax returns of the applicable entities which included the statutory capital tax losses and no additional tax assessments were made by the tax authorities. In addition, the statute of limitations for auditing the tax returns relating to the applicable returns that included the statutory capital tax losses expired on January 1, 2007. As a result, Bunge reversed deferred tax valuation allowances of $72 million as it was determined that it is more likely than not that the net operating loss carryforwards would be recovered. The increase from the amount recorded in 2004 of $60 million versus the amount reversed in 2006 of $72 million represents the effects of foreign exchange translation adjustments. In 2005, the decrease in the deferred tax asset valuation allowance resulted from the projected utilization of net operating loss carryforwards by Bunge’s Brazilian subsidiaries. Bunge was able to recognize these net operating loss carryforwards because of the legal restructuring of Bunge’s Brazilian subsidiaries, increased statutory taxable income of these subsidiaries caused by effects of the real appreciation and actions undertaken to recover the net operating loss carryforwards.

Other—In accordance with SFAS No. 5, Accounting for Contingencies, Bunge records tax contingencies when the exposure item becomes probable and reasonably estimable. At December 31, 2006, Bunge had contingency reserves of approximately $103 million, of which approximately $7 million relates primarily to jurisdictional matters and approximately $96 million relates primarily to the deduction of certain items.

In 2006, 2005 and 2004, Bunge paid income taxes, net of refunds, of $85 million, $169 million and $210 million, respectively. In addition, Bunge offset income taxes payable of $47 million, $46 million and $95 million in the years ended December 31, 2006, 2005 and 2004, respectively, against recoverable taxes receivable in certain South American jurisdictions in accordance with the applicable local tax laws.

13.   Financial Instruments

Bunge uses various financial instruments in its operations, including certain components of working capital such as cash and cash equivalents, trade accounts receivable and accounts payable. Additionally, Bunge uses short-term and long-term debt to fund operating requirements and derivative financial instruments to manage its foreign exchange, commodity price, freight price and interest rate risk exposures. Bunge also uses derivative instruments to reduce volatility in its income tax expense that results from foreign exchange gains and losses on certain intercompany loans in Brazil. The counterparties to these debt financial instruments are primarily major financial institutions and Banco Nacional de Desenvolvimento Econômico e Social (BNDES) of the Brazilian government, or in the case of commodity futures and options, a commodity exchange. Cash and cash equivalents, trade accounts receivable and accounts payables, marketable securities, short-term debt and all derivative instruments are carried at fair value. The fair values of all of Bunge’s derivative instruments are based on quoted market prices and rates and are reflected as mark-to-market adjustments to the carrying value in the consolidated financial statements.

Fair Value of Financial Instruments—The carrying amounts and fair values of financial instruments are as follows:

	December 31,
	2006		2005
(US$ in millions)	Carrying Value	Fair Value	Carrying Value	Fair Value
Marketable securities	$3	$3	$9	$9
Long-term debt, including current portion	3,030	3,063	2,735	2,773

Cash and cash equivalents, trade accounts receivable, accounts payable and short-term debt—The carrying value approximates the fair value because of the short-term maturity of these instruments. All investment instruments with a maturity of three months or less are considered cash equivalents.

Marketable securities—The fair value was determined based on quoted market prices.

Long-term debt—The fair value of long-term debt was calculated based on interest rates currently available to Bunge for similar borrowings.

Interest rate derivatives—The interest rate swaps used by Bunge as hedging instruments have been recorded at fair value in other liabilities in the consolidated balance sheets with changes in fair value recorded currently in earnings. Additionally, the carrying amount of the associated debt is adjusted through earnings for changes in the fair value due to changes in interest rates. Ineffectiveness, as defined in SFAS No. 133, is recognized to the extent that these two adjustments do not offset. The derivatives Bunge entered into for hedge purposes are assumed to be perfectly effective under the shortcut method of SFAS No. 133. The differential to be paid or received based on changes in interest rates is recorded as an adjustment to interest expense. The interest rate differential on the swaps settles in cash every six months until expiration.

In 2006, Bunge entered into various interest rate swap agreements with a notional amount of $200 million maturing in 2013 for the purpose of managing its interest rate exposure associated with $200 million principal amount of 5.875% senior notes due 2013. Upon termination of these interest rate swap agreements in the year ended December 31, 2006, Bunge recognized a settlement gain of approximately $3 million. This gain will be amortized to earnings over the remaining life of the 5.875% senior notes due 2013. Bunge had accounted for the interest rate swap agreements as fair value hedges in accordance with SFAS No. 133.

In 2005, Bunge entered into various interest rate swap agreements with a total notional amount of $400 million maturing in 2015 for the purpose of managing its interest rate exposure associated with the $400 million of 5.10% senior notes due 2015. Under the terms of the interest rate swaps, Bunge will make payments based on six-month LIBOR set in arrears, and will receive payments based on fixed interest rates. In 2004, Bunge entered into various interest rate swap agreements maturing in 2008 and 2014 for the purpose of managing its interest rate exposure on a portion of our fixed rate debt. Bunge has accounted for these interest rate swap agreements as fair value hedges.

In 2004, Bunge terminated certain interest rate swap agreements and received $60 million in cash, which was comprised of $8 million of accrued interest and a $52 million gain on the net settlement of the swap agreements. The $8 million of accrued interest was recorded as a reduction of interest expense for the year ended December 31, 2004 in the consolidated statement of income and the $52 million gain was recorded as an adjustment to the carrying amount of the related debt in the consolidated balance sheet. The $52 million gain is amortized to earnings over the remaining term of the debt. In 2006 and 2005, Bunge recognized approximately $7 million in each respective year and $3 million in 2004, as a reduction of interest expense in the consolidated statements of income, related to this gain.

The following table summarizes Bunge’s outstanding interest rate swap agreements accounted for as fair value hedges as of December 31, 2006.

	Maturity				Fair Value Loss
(US$ in millions)	2008	2014	2015	Total	December 31, 2006
Receive fixed/pay variable notional amount	$500	$500	$400	$1,400	$(41)
Weighted-average variable rate payable (1)	5.94%	6.14%	5.70%
Weighted-average fixed rate receivable	4.375%	5.35%	5.10%

(1)             Interest is payable in arrears based on a forecasted rate of six-month LIBOR plus a spread.

Bunge recognized approximately $16 million, $1 million and $6 million as interest expense in the consolidated statements of income in the years ended December 31, 2006, 2005 and 2004, respectively, relating to its outstanding interest rate swap agreements.

In 2006, 2005 and 2004, Bunge reclassified approximately a $2 million loss in each year from accumulated other comprehensive income (loss) in its consolidated balance sheets to interest expense in the consolidated statements of income, which related to a settlement of certain derivative contracts recorded as cash flow hedges, in connection with forecasted issuances of debt financing. Bunge expects to reclassify approximately $2 million to interest expense in 2007 (see Note 20 of the notes to the consolidated financial statements).

Foreign exchange derivatives—Certain of Bunge’s operations are subject to risk from exchange rate fluctuations in connection with anticipated sales in foreign currencies. To minimize this risk, during 2006, a combination of foreign exchange contracts and zero cost collars were purchased and designated as cash flow hedges in accordance with SFAS No. 133. Accordingly, changes in fair values of outstanding cash flow hedge derivatives that are highly effective are recorded in accumulated other comprehensive income (loss), until net income is affected by the variability of cash flows of the hedged transaction. In most cases, amounts recorded in accumulated other comprehensive income (loss) will be released to net income some time after the maturity of the related derivative. Results of hedges related to sales in foreign currencies are recorded in net sales in the consolidated statement of income for the year ended December 31, 2006. As of December 31, 2006, approximately $74 million of anticipated foreign currency denominated sales have been hedged with the underlying derivative contracts settling at various dates beginning January through December 2007. At December 31, 2006, the fair value of contracts expected to settle within the next 12 months, which is recorded in other current assets, approximated $5 million. The change in the fair value of the contracts designated as cash flow hedges is recorded in accumulated other comprehensive income and was approximately $3 million, net of income taxes, as of December 31, 2006. The change in the fair value is reclassified into earnings when the anticipated sales occur with approximately $3 million, net of tax, expected to be reclassified to earnings in 2007. The ineffective portion of these hedges was not material. Bunge assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives that are used in hedge transactions are highly effective in offsetting changes in cash flow hedged items.

In addition, in 2006, Bunge began utilizing net investment hedges to offset the translation adjustments arising from remeasuring its investment in the assets, liabilities, revenues, and expenses of our Brazilian subsidiaries. For derivative instruments that are designated and qualify as net investment hedges, Bunge records the effective portion of the gain or loss on the derivative instrument in accumulated other comprehensive income, a separate component of shareholders’ equity. During 2006, Bunge entered into cross currency swaps with a notional value of $359 million to hedge its net investment in Brazilian assets. Bunge pays Brazilian reais and receives U.S. dollars using fixed interest rates, offsetting the translation adjustment of its net investment in Brazilian reais assets. These swaps have maturity dates in 2007 and 2008. At December 31, 2006, the fair value of these currency swaps was a loss of $6 million, of which $4 million is recorded in other current liabilities and $2 million in other non-current liabilities in the consolidated balance sheet and a loss of $8 million on the net investment hedge is included as an offset against foreign exchange translation adjustment in accumulated other comprehensive income.

Ocean freight derivatives—In the year ended December 31, 2006, Bunge recognized gains of $31 million on the firm commitments to purchase time on ocean freight vessels and losses of $31 million on ocean freight derivative contracts in cost of goods sold in its consolidated statement of income. There was no material gain or loss recognized in Bunge’s consolidated statement of income for 2006 due to hedge ineffectiveness.

14.          Short-Term Debt and Credit Facilities

Short-term borrowings consist of the following:

	December 31,
(US$ in millions)	2006	2005
Commercial paper with an average interest rate of 5.3% at December 31, 2006	$90	$265
Lines of credit:
Unsecured variable interest rates from 5.24% to 6.93%	364	146
Total short-term debt	$454	$411

Bunge’s short-term borrowings, predominantly held with commercial banks, are primarily used to fund purchases of readily marketable inventories and for other working capital requirements. The weighted-average interest rate, which includes related fees, on short-term borrowings as of December 31, 2006 and 2005 was 6.1% and 5.8%, respectively.

In connection with the financing of readily marketable inventories, Bunge recorded interest expense on debt financing readily marketable inventories of $85 million, $39 million and $46 million in the years ended December 31, 2006, 2005 and 2004, respectively.

At December 31, 2006, Bunge had a $600 million commercial paper program facility to fund working capital requirements. At December 31, 2006, Bunge had approximately $510 million of unused and available borrowing capacity under its commercial paper program facility.

15.          Long-Term Debt

Long-term obligations are summarized below:

	December 31,
(US$ in millions)	2006	2005
Payable in U.S. Dollars:
Senior notes, fixed interest rates of 4.38% to 7.80%, maturing 2007 through 2015	$2,385	$2,395
Senior notes, fixed interest rates of 7.43% to 7.94%, maturing 2021	43	121
Note collateralized by future export commodity contracts, fixed interest rate of 8.09%, payable through 2006	—	13
Other notes payable, fixed interest rate of 5.65%, payable through 2009	40	73
Long-term debt, variable interest rates indexed to LIBOR (1) plus .75% to 2.75%, payable through 2009	455	17
Payable in Brazilian Reais:
BNDES (2) loans, variable interest rate indexed to IGPM (3) plus 6.5% and TJLP (4) plus 3.2% payable through 2009	69	96
Other	38	20
	3,030	2,735
Less: Installments due within one year	(156)	(178)
Total long-term debt	$2,874	$2,557

(1)            LIBOR three and six month rates as of December 31, 2006 were 5.36% and 5.37% as of December 31, 2005 were 4.54% and 4.70%, respectively.

(2)            BNDES loans are Brazilian government industrial development loans.

(3)            IGPM is a Brazilian inflation index published by Fundação Getulio Vargas. The annualized rate for the years ended December 31, 2006 and 2005 was 3.83% and 1.21%, respectively.

(4)            TJLP is a long-term interest rate reset by the Brazilian government on a quarterly basis. The annualized rate for 2006 was 7.92%.

At December 31, 2006, Bunge had approximately $400 million of unused and available borrowing capacity under its committed long-term credit facilities with a number of lending institutions. Also in 2006, Bunge entered into a three-year revolving credit agreement with several banks commencing on January 1, 2007 that expires January 2010 with an aggregate borrowing capacity of $600 million. This credit agreement was entered into by Bunge’s 100%-owned finance subsidiary, Bunge Finance Europe B.V. and is fully and unconditionally guaranteed by Bunge.

Certain land, property, equipment and investments in consolidated subsidiaries having a net carrying value of approximately $573 million at December 31, 2006 have been mortgaged or otherwise collateralized against long-term debt of $57 million at December 31, 2006.

Redemption of Convertible Notes—In November 2005, Bunge redeemed the remaining outstanding 3.75% convertible notes due 2022 (convertible notes) issued by its 100%-owned subsidiary, Bunge Limited Finance Corp. As provided in the indenture governing the convertible notes, the redemption price was $1,015 for each $1,000 principal amount of convertible notes to be redeemed, together with accrued and unpaid interest up to, but not including, the redemption date. In accordance with the indenture, holders of the convertible notes had the right to convert their convertible notes into Bunge Limited common shares at any time before the close of business on the second business day immediately preceding November 22, 2005. Approximately $242 million principal amount of convertible notes was converted into 31.1137 common shares of Bunge Limited for each $1,000 principal amount of convertible notes. This represents a price of $32.1402 per share at which Bunge Limited common shares were issued and delivered following conversion. Substantially all holders of the aggregate principal amount of the $250 million convertible notes converted their notes into an aggregate of 7,777,927 common shares of Bunge Limited, of which 7,532,542 common shares were issued upon conversion of convertible notes in November 2005.

Principal Maturities—Principal maturities of long-term debt at December 31, 2006 are as follows:

(US$ in millions)
2007	$156
2008	532
2009	523
2010	9
2011	11
Thereafter	1,799
Total	$3,030

Bunge’s indentures, credit facilities, other long-term debt agreements and commercial paper program contain various restrictive covenants which require the satisfaction of certain financial covenants related to minimum net worth and working capital and a maximum long-term debt to net worth ratio. Bunge was in compliance with these covenants at December 31, 2006.

In 2006, 2005 and 2004, Bunge paid interest, net of interest capitalized, of $236 million, $213 million and $162 million, respectively.

16.          Accounts Receivable Securitization

In 2005, certain of Bunge’s European subsidiaries entered into an accounts receivable securitization facility (Euro securitization facility). Through the Euro securitization facility, Bunge’s European subsidiaries may offer to sell and the investor has the option to buy, without recourse, on a monthly basis certain eligible trade accounts receivable up to a maximum amount of Euro 200 million. Eligible accounts receivable are based on accounts receivable in certain designated European countries. Bunge accounts for its transfers/sales of accounts receivable under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Bunge’s European subsidiaries retain collection and administrative responsibilities for the accounts receivable sold. At the time an account receivable is sold and title transferred, it is removed from the consolidated balance sheet and the proceeds are reflected in cash provided by operating activities. The effective yield rates on the accounts receivable sold are based on monthly EUR LIBOR plus 0.295% per annum, which includes the cost of the program and certain other administrative fees. In the year ended December 31, 2006 and 2005, Bunge recognized approximately $5 million and $2 million, respectively, of expenses, in the consolidated statements of income, related to the securitization program in Europe.

The initial term of the Euro securitization facility expires in 2010, but may be terminated earlier upon the occurrence of certain limited circumstances. Bunge’s European subsidiaries retain beneficial interests in certain accounts receivable that do not qualify as sales under SFAS No. 140. The beneficial interests are subordinate to the investors’ interests and are valued at historical cost, which approximate fair value. The beneficial interests are recorded in other current assets in the consolidated balance sheet.

As of December 31, 2006, Bunge sold approximately $171 million of accounts receivable to the Euro securitization facility, of which it has retained a $44 million beneficial interest in certain accounts receivable that did not qualify as a sale. In addition, Bunge recorded an allowance for doubtful accounts of $4 million and $4 million against the beneficial interest at December 31, 2006 and 2005, respectively, in other current assets in the consolidated balance sheet.

In addition, Bunge has two other accounts receivable securitization facilities, through its wholly owned North American operating subsidiaries. Through agreements with certain financial institutions, Bunge may sell, on a revolving basis, undivided percentage ownership interests (undivided interests) in designated pools of accounts receivable without recourse up to a maximum amount of approximately $170 million. Collections reduce accounts receivable included in the pools, and are used to purchase new receivables, which become part of the pools. Both of the North American facilities expire in 2007, with an option to renew. The effective yield rates approximate the 30 day commercial paper rate plus annual commitment fees ranging from 29.5 to 40 basis points.

During 2006 and 2005, the outstanding undivided interests averaged $150 million and $116 million, respectively. Bunge retains collection and administrative responsibilities for the accounts receivable in the pools. Bunge recognized $9 million, $5 million and $2 million in related expenses for the years ended December 31, 2006, 2005 and 2004, respectively, which are included in selling, general and administrative expenses in Bunge’s consolidated statements of income.

In addition, Bunge retains interests in the pools of accounts receivable not sold. Due to the short-term nature of the accounts receivable, Bunge’s retained interests in the pools are valued at historical cost, which approximate fair value. The full amount of the allowance for doubtful accounts has been retained in Bunge’s consolidated balance sheets since collections of all pooled accounts receivable are first utilized to reduce the outstanding undivided interests. Accounts receivable at December 31, 2006 and 2005 were net of $171 million and $105 million, respectively, representing the outstanding undivided interests in pooled accounts receivable.

17.          Employee Benefit Plans

Employee Defined Benefit Plans—Certain U.S., Canadian and European based subsidiaries of Bunge sponsor noncontributory defined benefit pension plans covering substantially all employees of the subsidiaries. The plans provide benefits based primarily on participants’ salary and length of service.

The funding policies for the defined benefit pension plans are determined in accordance with statutory funding requirements. The U.S. funding policy requires at least those amounts required by the

Employee Retirement Income Security Act of 1974 and no more than those amounts permitted by the Internal Revenue Code. Assets of the plans consist primarily of equity and fixed income investments.

Postretirement Healthcare Benefit Plans—Certain U.S. based subsidiaries of Bunge have benefit plans to provide certain postretirement healthcare benefits to eligible retired employees of those subsidiaries. The plans require minimum retiree contributions and define the maximum amount the subsidiaries will be obligated to pay under the plans.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 was reflected in the accumulated postretirement medical benefit obligation beginning in 2005 assuming that Bunge will continue to provide a prescription drug benefit to retirees that is at least actuarially equivalent to Medicare Part D and that Bunge will receive the federal subsidy. Accordingly, in 2005, the accumulated postretirement healthcare benefit obligation was reduced by $1 million and is amortized as a reduction of expense over the average remaining service life of active employees. The net periodic postretirement healthcare benefit cost was reduced by $1 million for the year ended December 31, 2006 and by a minimal amount for the year ended December 31, 2005 to reflect the impact of the federal subsidy for the year ended December 31, 2005.

Plan Amendments—In 2004, certain non-qualified key executive plans were created and the related past service costs reflected in the benefit obligations as of December 31, 2004. In addition, effective January 1, 2004, the qualified defined benefit pension plans for all non-union U.S. employees were merged into one plan and that plan was amended to include certain hourly employees, to introduce unreduced early retirement benefits at age 62 and to redefine salary to include a portion of variable compensation. In addition, certain postretirement healthcare benefits plans were amended, which reduced Bunge’s liability related to future retirees. These pension and postretirement healthcare benefit plan amendments were reflected in the benefit obligations as of December 31, 2003.

Pension Protection Act of 2006—During 2006, the Pension Protection Act of 2006 (PPA) was signed into U.S. law. While the PPA is expected to have some effect on specific plan provisions in Bunge’s retirement program, its primary effect will be to change the minimum funding requirements for plan years beginning in 2008. Until regulations are issued by the U.S. Treasury, the financial effect is uncertain. The PPA does not have an impact on Bunge’s reported periodic pension costs or obligations for the year ended December 31, 2006 or Bunge’s expected contributions for 2007, but is expected to increase required contributions for 2008 and forward.

Adoption of SFAS No. 158—On December 31, 2006, Bunge adopted the recognition and disclosure provisions of SFAS No. 158. SFAS No. 158 required Bunge to recognize the funded status (i.e. the difference between the fair value of plan assets and the projected benefit obligations for its employee defined benefit plans or the accumulated benefit obligations for its postretirement healthcare benefit plans) of its employee defined benefit plans in the December 31, 2006 consolidated balance sheet with a corresponding adjustment to accumulated other comprehensive income, net of tax. The adjustment to accumulated other comprehensive income at adoption represents the net unamortized actuarial losses, unrecognized prior service costs, and unrecognized transition obligation remaining from the initial adoption of SFAS No. 87, all of which were previously netted against the plans’ funded status in Bunge’s consolidated balance sheet pursuant to the provisions of SFAS No. 87. These amounts will be subsequently recognized as net periodic pension cost pursuant to Bunge’s historical accounting policy for amortizing such amounts. The actuarial gains and losses that arise in subsequent periods and are not recognized as net period pension cost in the same periods will be recognized as a component of other comprehensive income. Those costs will be subsequently recognized as a component of net periodic pension cost on the same basis as the amounts recognized in accumulated other comprehensive income at the adoption of SFAS No. 158.

Prior to the adoption of the recognition and disclosure provisions of SFAS No. 158 and pursuant to the provisions of SFAS No. 87, Bunge had recorded a minimum pension liability for the actuarial present value of accumulated benefits that exceeded plan assets and the accrued pension liabilities that were exceeded by the unfunded accumulated benefit obligation. The accrued additional minimum pension liability at December 31, 2006 and 2005 was $43 million and $44 million, respectively. Bunge also had an intangible asset of $11 million at December 31, 2006 and 2005, related to unamortized prior service costs for which a minimum pension liability was recorded. At December 31, 2006 and 2005, Bunge had $32 million and $33 million, respectively, of the excess of the additional minimum pension liability over the amount recognized as an intangible asset in other accumulated comprehensive income (loss). Bunge recorded a decrease in additional minimum pension liability of $1 million and $3 million for the years ended December 31, 2006 and 2005, respectively, and an increase of $3 million for the year ended December 31, 2004, which was included in other comprehensive income (loss). The effect of recognizing the additional minimum liability is included in the table below in the column captioned “Prior to Adopting SFAS No. 158”.

The incremental effects of adopting the recognition and disclosure provisions of SFAS No. 158 on Bunge’s consolidated balance sheet at December 31, 2006 are presented in the following table. The adoption of SFAS No. 158 had no effect on Bunge’s consolidated statement of income for the year ended December 31, 2006, or for any prior period presented.

(US$ in millions)	Prior to Adopting SFAS No. 158	Effect of Adopting SFAS No. 158	As Reported December 31, 2006
Intangible asset (pension)	$11	$(11)	$—
Accrued pension liability	99	48	147
Deferred income taxes	12	17	29
Accumulated other comprehensive income (loss), net of tax	(20)	(30)	(50)

Included in accumulated other comprehensive income at December 31, 2006 are the following amounts that have not yet been recognized in net periodic pension cost: unrecognized transition asset of $(1) million ($(1) million, net of tax), unrecognized prior service cost of $10 million ($7 million net of tax), and unrecognized actuarial loss of $71 million ($44 million, net of tax). The prior service cost and actuarial loss included in accumulated other comprehensive income and that are expected to be recognized in net periodic pension cost in 2007 is $1 million ($1 million, net of tax) and $3 million ($2 million, net of tax), respectively. The amount of transition asset expected to be recognized in net period pension cost in 2007 is minimal.

The following table sets forth in aggregate a reconciliation of the changes in the defined benefit pension and the postretirement healthcare benefit plans’ benefit obligations, assets and funded status at December 31, 2006 and 2005 for plans with assets in excess of benefit obligations and plans with benefit obligations in excess of plan assets. The projected benefit obligation related principally to U.S. plans and therefore Bunge has aggregated U.S. and foreign plans for the following disclosures. A measurement date of September 30, 2006 was used for all plans.

	Pension Benefits December 31,		Postretirement Healthcare Benefits December 31,
(US$ in millions)	2006	2005	2006	2005
Change in benefit obligations:
Benefit obligation as of beginning of year	$364	$342	$29	$26
Service cost	12	10	—	—
Interest cost	20	19	1	1
Actuarial (gain) loss, net	(1)	8	—	4
Employee contribution	—	—	1	1
Plan amendments	—	—	(1)	—
Benefits paid	(14)	(14)	(3)	(3)
Impact of foreign exchange rates	2	(1)	—	—
Benefit obligation as of end of year	$383	$364	$27	$29

Change in plan assets:
Fair value of plan assets as of beginning of year	$249	$227	$—	$—
Actual return on plan assets	16	23	—	—
Employer contributions	9	12	2	2
Employee contributions	—	—	1	1
Benefits paid	(14)	(14)	(3)	(3)
Impact of foreign exchange rates	—	1	—	—
Fair value of plan assets as of end of year	$260	$249	$—	$—

	Pension Benefits December 31,		Postretirement Healthcare Benefits December 31,
(US$ in millions)	2006	2005	2006	2005
Funded status and net amounts recognized:
Plan assets less than benefit obligation	$(123)	$(115)	$(27)	$(29)
Contribution adjustment	2	3	1	1
Unrecognized prior service cost	—	12	—	—
Unrecognized net actuarial losses	—	65	—	5
Unrecognized net transition asset	—	(1)	—	—
Net liability recognized in the balance sheet	$(121)	$(36)	$(26)	$(23)

Amounts recognized in the balance sheet consist of:
Prior to adoption of funded status provision of SFAS No. 158:
Prepaid benefit cost	$—	$6	$—	$—
Accrued benefit cost	—	(86)	—	(23)
Intangible asset	—	11	—	—
Accumulated other comprehensive income	—	33	—	—
After the adoption of funded status provision of SFAS No. 158:
Noncurrent assets	6	—	—	—
Current liabilities	(1)	—	(3)	—
Noncurrent liabilities	(126)	—	(23)	—
Net liability recognized	$(121)	$(36)	$(26)	$(23)

Bunge has aggregated certain pension plans with projected benefit obligations in excess of fair value of plan assets with pension plans that have fair value of plan assets in excess of projected benefit obligations. At December 31, 2006, the $383 million projected benefit obligation includes plans with projected benefit obligations of $368 million, which were in excess of the fair value of related plan assets of $239 million. At December 31, 2005, the $364 million projected benefit obligation includes plans with projected benefit obligations of $349 million, which were in excess of the fair value of related plan assets of $230 million.

The accumulated benefit obligation for the defined benefit pension plans was $347 million and $331 million at December 31, 2006 and 2005, respectively.

The following table summarizes information relating to aggregated pension plans with an accumulated benefit obligation in excess of plan assets.

	December 31,
(US$ in millions)	2006	2005
Projected benefit obligation	$364	$349
Accumulated benefit obligation	328	316
Fair value of plan assets	235	230

The components of net periodic costs are as follows:

	Pension Benefits Year Ended December 31,			Postretirement Healthcare Benefits Year Ended December 31,
(US$ in millions)	2006	2005	2004	2006	2005	2004
Service cost	$12	$10	$10	$—	$—	$—
Interest cost	20	19	19	2	2	2
Expected return on plan assets	(20)	(19)	(17)	—	—	—
Amortization of unrecognized prior service cost	1	1	1	—	—	—
Amortization of unrecognized net loss	2	3	3	—	—	—
Curtailment loss recognized	1	—	—	—	—	—
Amortization of transition asset	—	—	(1)	—	—	—
Net periodic benefit costs	$16	$14	$15	$2	$2	$2

The weighted-average assumptions used in determining the actuarial present value of the projected benefit obligations under the defined benefit plans are as follows:

	December 31,
	2006	2005
Discount rate	5.8%	5.6%
Increase in future compensation levels	3.4%	3.2%

The weighted-average assumptions used in determining the net periodic benefit cost under the defined benefit plans are as follows:

	Year Ended December 31,
	2006	2005	2004
Discount rate	5.6%	5.7%	6.0%
Increase in future compensation levels	3.2%	3.3%	3.4%
Expected long term rate of return on assets	8.0%	8.0%	8.0%

The sponsoring subsidiaries select the expected long-term rate of return on assets in consultation with their investment advisors and actuaries. These rates are intended to reflect the average rates of earnings expected to be earned on the funds invested or to be invested to provide required plan benefits. The plans are assumed to continue in effect as long as assets are expected to be invested.

In estimating the expected long-term rate of return on assets, appropriate consideration is given to historical performance for the major asset classes held or anticipated to be held by the applicable plan trusts and to current forecasts of future rates of return for those asset classes. Cash flow and expenses are taken into consideration to the extent that the expected returns would be affected by them. As assets are generally held in qualified trusts anticipated returns are not reduced for taxes.

At December 31, 2006, for measurement purposes, a 9% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2007 decreasing to 5% by 2011, remaining at that level thereafter. At December 31, 2005, for measurement purposes, a 9% annual rate of increase in the per capita cost of covered healthcare benefits was assumed for 2006.

A one-percentage point change in assumed health care cost trend rates would have the following effects at December 31, 2006:

(US$ in millions)	One percentage point increase	One percentage point decrease
Effect on total service and interest cost components	$—	$—
Effect on postretirement benefit obligation	$2	$2

The pension plans’ weighted-average asset allocations as of the measurement date for 2006 and 2005, by category are as follows:

	Plan Assets
Asset Category	2006	2005
Equities	62%	63%
Fixed income securities	33%	34%
Cash	3%	3%
Real estate	2%	—%
Total	100%	100%

The objectives of the plans’ trust funds are to sufficiently diversify plan assets to maintain a reasonable level of risk without imprudently sacrificing return, with a target asset allocation of approximately 40% fixed income securities and approximately 60% equities. Bunge retains investment managers who select investment fund managers to implement the investment strategy, such that the investments approximate the target asset allocation. Bunge’s policy is not to invest plan assets in Bunge Limited shares.

Bunge expects to contribute $19 million to its defined benefit pension plans and $3 million to its postretirement healthcare benefit plans in 2007.

The following benefit payments, which reflect future service as appropriate, are expected to be paid:

		Postretirement Healthcare Benefits
(US$ in millions)	Pension Benefits	Without Medicare Part D Subsidy	Medicare Part D Subsidy Receipts
2007	$16	$3	$—
2008	20	3	—
2009	17	3	—
2010	18	3	—
2011	20	3	—
2012-2016	128	12	3

Employee Defined Contribution—Bunge also makes contributions to qualified defined contribution plans for eligible employees. Contributions to these plans amounted to $13 million, $11 million and $9 million in 2006, 2005 and 2004, respectively.

Multi-Employer Plan—In addition, certain salaried employees of Bunge’s Brazilian fertilizer operations participate in a multi-employer defined benefit pension plan, Fundação Petrobras de Securidade Social (Petros), to which Bunge makes contributions. Contributions to this plan were approximately $1 million in each of the years ended December 31, 2006, 2005 and 2004.

18.          Related Party Transactions

Notes receivable—In connection with the sale of Lesieur, a French producer of branded bottled vegetable oil, to Saipol, Bunge’s oilseed processing joint venture with Sofiproteol, Bunge holds a note receivable from Saipol having a carrying value of $35 million and $31 million at December 31, 2006 and

2005, respectively. The note receivable matures in July 2009 with interest payable annually at a variable rate of 4.48% in 2006. Bunge has a 33.34% ownership interest in the Saipol joint venture, which is accounted for under the equity method.

Bunge held a note receivable from EWICO, its 50% owned joint venture in Poland, having a carrying value of approximately $7 million at December 31, 2005. The EWICO notes receivable matures on demand at Bunge’s option with interest payable annually at variable rates of one or six month Warsaw Interbank Borrowing Rate (WIBOR) plus 2.5%. In the second quarter of 2006, Bunge began consolidating EWICO as a result of the acquisition of additional interest in this company. The note receivable of $13 million at March 31, 2006 became an intercompany receivable and is eliminated in consolidation.

Bunge holds a note receivable from Sabina-Bunge LLC, a 1% investment in the United States having a carrying value of approximately $10 million at December 31, 2006. This note receivable is a revolving credit facility due September 2007 with interest payable at a rate of LIBOR plus 2%.

Bunge holds a note receivable with AGRI-Bunge LLC, a joint venture in which Bunge owns a 50% voting interest and 34% equity interest in the United States having a carrying value of $31 million at December 31, 2006. This note is a revolving credit facility with a final maturity in March 2014 with interest payable at a rate of LIBOR plus 2%.

Bunge holds a note receivable with DDO-Processing LLC, a 50% joint venture in the United States having a carrying value of $5 million at December 31, 2006. This note receivable is a revolving credit facility with a final maturity in September 2007 with interest payable at a rate of LIBOR plus 2%.

Bunge has recognized interest income related to these notes receivable of approximately $3 million, $2 million and $5 million for the years ended December 31, 2006, 2005 and 2004, respectively, in interest income in its consolidated statements of income. Notes receivable with carrying values of $35 million are included in other non-current assets and $45 million is included in other current assets in the consolidated balance sheets.

Notes payable—At December 31, 2006, a Brazilian subsidiary of Bunge has a note payable with a carrying value of $18 million to a joint venture partner in one of its terminals.  The real-denominated note payable matures on December 31, 2007 with interest payable annually at a rate of 13.5%. The note payable is included in other current liabilities in Bunge’s consolidated balance sheet. In 2006, Bunge has recorded interest payable of approximately $2 million related to this note.

Other—Bunge purchased soybeans, related soybean commodity products and other commodity products from its unconsolidated joint ventures (primarily Solae and its other North American joint ventures), which totaled $557 million, $503 million and $457 million for the years ended December 31, 2006, 2005 and 2004, respectively. Bunge also sold soybean commodity products and other commodity products to these joint ventures, which totaled $153 million, $233 million and $92 million for the years ended December 31, 2006, 2005 and 2004, respectively.  At December 31, 2006, Bunge had approximately $9 million receivable from these joint ventures recorded in trade accounts receivable in the consolidated balance sheets. Bunge believes these transactions are recorded at values similar to those with third parties.

Mutual Investment Limited—Bunge has entered into an administrative services agreement with Mutual Investment Limited, Bunge’s former parent company prior to the 2001 initial public offering, under which Bunge provides corporate and administrative services to Mutual Investment Limited, including financial, legal, tax, accounting and insurance. The agreement has a quarterly term that is automatically renewable unless terminated by either party. Mutual Investment Limited pays Bunge for the services rendered on a quarterly basis based on Bunge’s direct and indirect costs of providing the services. In 2006, 2005 and 2004, Mutual Investment Limited paid Bunge $155 thousand, $492 thousand and $623 thousand, respectively, under this agreement. In July 2004, Bunge purchased a wheat mill in Brazil from Mutual Investment Limited for approximately $2 million.

19.          Commitments and Contingencies

Bunge is party to a large number of claims and lawsuits, primarily tax and labor claims in Brazil, arising in the normal course of business. Bunge records liabilities related to its general claims and lawsuits when the exposure item becomes probable and can be reasonably estimated. After taking into account the liabilities recorded for the foregoing matters, management believes that the ultimate resolution of such matters will not have a material adverse effect on Bunge’s financial condition, results of operations or liquidity. Included in other non-current liabilities at December 31, 2006 and 2005 are the following accrued liabilities:

	December 31,
(US$ in millions)	2006	2005
Tax claims	$203	$173
Labor claims	112	95
Civil and other	89	70
Total	$404	$338

Tax Claims—The tax claims relate principally to claims against Bunge’s Brazilian subsidiaries, including primarily value-added tax claims (ICMS, IPI, PIS and COFINS, of which PIS and COFINS are used by the Brazilian government to fund social contribution programs). The determination of the manner in which various Brazilian federal, state and municipal taxes apply to the operations of Bunge is subject to varying interpretations arising from the complex nature of Brazilian tax law.

Labor Claims—The labor claims relate principally to claims against Bunge’s Brazilian subsidiaries. The labor claims primarily relate to dismissals, severance, health and safety, salary adjustments and supplementary retirement benefits.

Civil and Other—The civil and other claims relate to various disputes with suppliers and customers.

Eletrobrás Litigation—Several of Bunge’s Brazilian subsidiaries have litigation pending in Brazil against Centrais Elétricas Brasileiras S.A. (Eletrobrás), a publicly-traded, government-controlled holding company for Brazilian electric companies. The litigation is seeking interest, including adjustments for inflation, on amounts deposited with Eletrobrás that were required by law from 1977 to 1993. In 2005, the Brazilian supreme court issued a judgment in favor of a Brazilian subsidiary of Bunge in respect of the subsidiary’s claim against Eletrobrás. During 2006, upon court approval, Bunge received payment of $6 million in partial settlement related to this claim. Although Bunge expects to receive up to $45 million upon final settlement, based on its subsidiary’s claims against Eletrobrás for which a judgment has been issued, amounts ultimately negotiated and approved by the Brazilian court could be substantially less. Similar claims made by Bunge’s other Brazilian subsidiaries are also pending in the Brazilian courts.

Antitrust Approval of Manah Acquisition—In 2000, Bunge acquired Manah S.A., a Brazilian fertilizer company that had an indirect participation in Fosfertil S.A. Fosfertil is the main Brazilian producer of phosphate used to produce NPK fertilizers. This acquisition was approved by the Brazilian antitrust commission in February 2004. The approval was conditioned on the formalization of an operational agreement between Bunge and the antitrust commission relating to the maintenance of existing competitive conditions in the fertilizer market. Although the terms of the operational agreement have not yet been approved, Bunge does not expect them to have a material adverse impact on its business or financial results.

Guarantees—Bunge has issued or was a party to the following guarantees at December 31, 2006:

(US$ in millions)	Maximum Potential Future Payments
Operating lease residual values (1)	$58
Unconsolidated affiliates financing (2)	22
Customer financing (3)	162
Total	$242

(1)             Prior to January 1, 2003, Bunge entered into synthetic lease agreements for barges and railcars originally owned by Bunge and subsequently sold to third parties. The leases are classified as operating leases in accordance with SFAS No. 13, Accounting for Leases. Any gains on the sales were deferred and recognized ratably over the initial lease terms. Bunge has the option under each lease to purchase the barges or railcars at fixed amounts, based on estimated fair values or to sell the assets. If Bunge elects to sell, it will receive proceeds up to fixed amounts specified in the agreements. If the proceeds of such sales are less than the specified fixed amounts, Bunge would be obligated under a guarantee to pay supplemental rent for the deficiency in proceeds up to a maximum of approximately $58 million at December 31, 2006. The operating leases expire through 2010. There are no recourse provisions or collateral that would enable Bunge to recover any amounts paid under this guarantee.

(2)             Prior to January 1, 2003, Bunge issued a guarantee to a financial institution related to debt of its joint ventures in Argentina, its unconsolidated affiliates. The term of the guarantee is equal to the term of the related financing, which matures in 2009. There are no recourse provisions or collateral that would enable Bunge to recover any amounts paid under this guarantee.

(3)             Bunge issued guarantees to financial institutions in Brazil related to amounts owed the institutions by certain of its customers. The terms of the guarantees are equal to the terms of the related financing arrangements, which can range from 120 days to five years. In the event that the customers default on their payments to the institutions and Bunge would be required to perform under the guarantees, Bunge has obtained collateral from the customers. At December 31, 2006, $90 million of these financing arrangements were collateralized by tangible property. Bunge has determined the fair value of these guarantees to be immaterial at December 31, 2006.

In addition, Bunge has provided parent level guarantees of the indebtedness outstanding under certain senior credit facilities and senior notes, which were entered into by its 100%-owned subsidiaries. Bunge’s senior notes, issued by its 100%-owned finance subsidiary, Bunge Limited Finance Corp., are fully and unconditionally guaranteed by Bunge. The debt under these guarantees had a carrying amount of $2,836 million at December 31, 2006. Debt related to these guarantees is included in the consolidated balance sheet at December 31, 2006 (see Note 15 of the notes to the consolidated financial statements). There are no significant restrictions on the ability of Bunge Limited Finance Corp. or any other Bunge subsidiary to transfer funds to Bunge.

Also, certain of Bunge’s subsidiaries have provided guarantees of indebtedness of certain of their subsidiaries under certain lines of credit with various institutions. The total borrowing capacity under these lines of credit was $65 million as of December 31, 2006, of which approximately $4 million of related debt was outstanding as of such date.

Freight Supply Agreements—In the ordinary course of business, Bunge enters into time charter agreements for time on ocean freight vessels and freight service on railroad lines for the purpose of transporting agricultural commodities. In addition, Bunge sells the time on these ocean freight vessels when excess freight capacity is available. These agreements typically range from two months to six years, in the case of ocean freight vessels, depending on market conditions, and 8 to 21 years in the case of railroad services. Future minimum payment obligations due under these agreements are as follows:

(US$ in millions)
Less than 1 year	$487
1 to 3 years	353
3 to 5 years	207
After five years	1,408
Total	$2,455

Actual amounts paid under these contracts may differ due to the variable components of these agreements and the amount of income earned on the sales of excess capacity. The agreements for the freight service on railroad lines require a minimum monthly payment regardless of the actual level of freight services used by Bunge. The costs of Bunge’s freight supply agreements are typically passed through to the customers as a component of the prices charged for its products.

20.          Shareholders’ Equity

Cumulative Convertible Perpetual Preference Shares—On November 20, 2006, Bunge completed a public offering of 6,000,000, 4.875% cumulative convertible perpetual preference shares (convertible preference shares), par value $0.01 and with a liquidation preference of $100 per share. Pursuant to the underwriting agreement Bunge granted the underwriter an option to purchase up to 900,000 additional convertible preference shares to cover their over allotment in the offering. On November 30, 2006, Bunge issued 900,000 additional convertible preference shares upon the exercise of the underwriter’s over-allotment option. Bunge received aggregate net proceeds from the issuances of $677 million, after deducting underwriting discounts and commissions and other expenses of the offering. The proceeds from the sale of convertible preference shares were used to reduce indebtedness.

The holder of each convertible preference share may at any time convert their convertible preference shares into approximately 1.0846 common shares based on an initial conversion price of $92.20 per convertible preference share, subject in each case to specified adjustments. At any time on or after December 1, 2011, if the closing sale price of Bunge’s common shares equals or exceeds 130% of the then prevailing conversion price of the convertible preference shares, for 20 trading days within any period of 30 consecutive trading days (including the last trading day of such period), Bunge may elect to cause all then issued and outstanding convertible preference shares to be automatically converted into the number of common shares that are issuable at the then prevailing conversion price. The convertible preference shares are not redeemable by Bunge at any time.

The convertible preference shares accrue dividends at an annual rate of 4.875%. Dividends are cumulative from the date of issuance and are payable, quarterly in arrears, on each March 1, June 1, September 1 and December 1, commencing on March 1, 2007, when, as and if declared by Bunge’s board of directors. The dividends may be paid in cash, common shares or a combination thereof. Accumulated but unpaid dividends on the convertible preference shares will not bear interest. At December 31, 2006, Bunge recorded $4 million in accrued dividends on its convertible preference shares.

In 2005, approximately $250 million of Bunge’s convertible notes were converted into 31.1137 common shares of Bunge Limited for each $1,000 principal amount of convertible notes. In total, 7,777,927 common shares were issued by Bunge upon conversion of the $250 million aggregate principal amount of the convertible notes. This represents a price of $32.1402 per share at which Bunge Limited common shares were issued and delivered following conversion.

In 2004, Bunge completed a public offering of 9,775,000 of its common shares for net proceeds of $331 million, after deducting underwriting discounts, commissions and expenses. Bunge used the net proceeds of the offering to acquire the additional 17% of the total outstanding shares of Bunge Brasil S.A., its publicly-traded Brazilian subsidiary that it did not already own, for $314 million in cash.

Accumulated Other Comprehensive Income (Loss)—The following table summarizes the balances of related after tax components of accumulated other comprehensive income (loss):

(US$ in millions)	Foreign Exchange Translation Adjustment(1)	Deferred Gain (Loss) on Hedging Activities	Treasury Rate Lock Contracts	Minimum Pension Liability / SFAS No. 158 Adjustment	Deferred Gain (Loss) on Investments	Accumulated Other Comprehensive Income (Loss)
Balance, January 1, 2004	$(609)	$(7)	$(19)	$(21)	$—	$(656)
Other comprehensive income (loss), net of tax	217	12	2	(2)	—	229
Balance, December 31, 2004	(392)	5	(17)	(23)	—	(427)
Other comprehensive income (loss), net of tax	101	(1)	2	2	11	115
Balance, December 31, 2005	(291)	4	(15)	(21)	11	(312)
Other comprehensive income (loss), net of tax	267	10	2	1	(1)	279
SFAS No. 158 adjustment	—	—	—	(30)	—	(30)
Balance, December 31, 2006	$(24)	$14	$(13)	$(50)	$10	$(63)

(1)    Bunge has significant operating subsidiaries in Brazil, Argentina and Europe. The functional currency of Bunge’s subsidiaries is the local currency. The assets and liabilities of these subsidiaries are translated into U.S. dollars from local currency at month end exchange rates, and the resulting foreign exchange translation gains and losses are recorded in the consolidated balance sheets as a component of accumulated other comprehensive income (loss).

21.          Earnings Per Share

Basic earnings per share is computed by dividing net income available to common shareholders by the weighted-average number of common shares outstanding, excluding any dilutive effects of stock options, restricted stock unit awards, convertible preference shares and convertible notes during the reporting period. Diluted earnings per share is computed similar to basic earnings per share, except that the weighted-average number of common shares outstanding is increased to include additional shares from the assumed exercise of stock options, restricted stock unit awards and convertible securities and notes, if dilutive. The number of additional shares is calculated by assuming that outstanding stock options, except those which are not dilutive, were exercised and that the proceeds from such exercises were used to acquire common shares at the average market price during the reporting period. In addition, Bunge accounts for the effects of convertible securities and convertible notes, using the if-converted method. Under this method, the convertible securities and convertible notes are assumed to be converted and the related dividend or interest expense, net of tax is added back to earnings, if dilutive.

In November 2006, Bunge sold 6,900,000 convertible preference shares in a public offering (see Note 20 of notes to the consolidated financial statements). Each convertible preference share has an initial liquidation preference of $100 per share and each convertible preference share is convertible, at any time at the holder’s option, initially into approximately 1.0846 Bunge Limited common shares (which represents 7,483,740 Bunge Limited common shares), based on an initial conversion price of $92.20 per convertible preference share, subject in each case to specified adjustments. The calculation of diluted earnings per common share for the year ended December 31, 2006 does not include the weighted-average common shares that are issuable upon conversion of the convertible preference shares as they were not dilutive.

In November 2005, Bunge redeemed its convertible notes issued by Bunge’s 100%-owned finance subsidiary, Bunge Limited Finance Corp. The computation of diluted earnings per common share for 2005 includes the weighted-average number of common shares that would have been issuable upon conversion of the convertible notes. Substantially all holders of the aggregate principal amount of the $250 million convertible notes converted their notes into an aggregate of 7,777,927 shares of Bunge Limited common shares, of which 7,532,542 shares were issued upon conversion of the convertible notes in November 2005 at the conversion rate of 31.1137 common shares of Bunge Limited for each $1,000 principal amount of convertible notes. This represents a price of $32.1402 per share at which Bunge Limited common shares were issued and delivered following conversion. The computation of diluted earnings per common share for the year ended December 31, 2004 includes the weighted-average common shares that would have been issuable upon conversion of the convertible notes.

The following table sets forth the computation of basic and diluted earnings per share for the years ended December 31, 2006, 2005 and 2004.

	Year Ended December 31,
(US$ in millions, except for share data)	2006	2005	2004
Net income—basic	$521	$530	$469
Convertible preference share dividends	(4)	—	—
Interest on convertible notes, net of tax	—	5	5
Net income available to common shareholders	$517	$535	$474
Weighted—average number of common shares outstanding:
Basic	119,566,423	112,131,739	106,015,869
Effect of dilutive shares (1):
—stock options and awards	1,282,934	1,994,337	1,879,762
—convertible notes	—	6,727,852	7,778,425
Diluted	120,849,357	120,853,928	115,674,056
Earnings per common share:
Basic	$4.32	$4.73	$4.42
Diluted	$4.28	$4.43	$4.10

(1)             Weighted-average common shares outstanding-diluted for the year ended December 31, 2006 excludes 834,399 weighted-average common shares that would be obtainable upon conversion of Bunge’s convertible preference shares because their effect would not have been dilutive. Approximately 2 million and 1 million stock options and contingently issuable restricted stock units were not dilutive and not included in the computation of diluted earnings per share for 2006 and 2005, respectively. In addition, the numerator for the calculation of earnings per common share-diluted for the years ended December 31, 2005 and 2004 was increased by $5 million to reflect interest expense related to the convertible notes.

22.          Stock-Based Compensation

Effective January 1, 2006, Bunge adopted SFAS No. 123R, Share-Based Payment, which includes the fair value recognition provisions, using the modified prospective transition method. Under the modified prospective transition method compensation cost recognized for the year ended December 31, 2006 includes (1) compensation cost for all share-based awards granted prior to, but not yet vested as of, January 1, 2006 based on the grant date fair value in accordance with SFAS No. 123, and (2) compensation cost for all share-based awards granted subsequent to January 1, 2006, based on the grant date fair value estimated in accordance with the provisions of SFAS No. 123R. Results of prior periods have not been restated.

As a result of adopting SFAS No. 123R on January 1, 2006, Bunge recognized $10 million and $9 million of compensation expense in the year ended December 31, 2006, related to its stock option and restricted stock unit awards, respectively, of which $4 million was recorded in liabilities and $15 million in additional paid-in capital. In addition, as a result of the adoption of SFAS No. 123R in 2006, Bunge reclassified $9 million of compensation expense from liabilities to additional paid-in capital related to restricted stock unit awards with equity settlement. The aggregate tax benefit was approximately $4 million for the year ended December 31, 2006.

Prior to the adoption of SFAS No. 123R, Bunge presented tax benefits relating to the exercise of stock options as operating cash flows in the consolidated statements of cash flows. SFAS No. 123R requires the benefits of tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows rather than operating cash flows, on a prospective basis.

Prior to the adoption of SFAS No. 123R, Bunge amortized the expense of share-based compensation awarded to employees eligible for retirement over the related vesting period with acceleration of expense upon retirement. Upon adoption of SFAS No. 123R, awards made to eligible retirees are still amortized over the vesting period until retirement, at which point any remaining unrecognized expense is immediately recognized. For awards made subsequent to the adoption of SFAS No. 123R, the related expense is recognized either from grant date through the date the employee reaches the years of service and age requirements, or from the grant date through the stated vesting period, whichever is shorter.

The following table sets forth the effect on net income and earnings per share had Bunge recognized compensation cost upon the fair value on the date of grant of stock options and restricted stock units, in accordance with SFAS No. 123, as amended by SFAS No. 148, for the years ended December 31, 2005 and 2004.

	Year Ended December 31,
(US$ in millions, except per share data)	2005	2004
Net income, as reported	$530	$469
Deduct: Total stock-based employee compensation expense determined under fair value based method for stock awards granted, net of related tax effects	(8)	(7)
Pro forma net income	$522	$462

Earnings per common share (see Note 21):
Basic—as reported	$4.73	$4.42
Basic—pro forma	$4.66	$4.36
Diluted—as reported(1)	$4.43	$4.10
Diluted—pro forma(1)	$4.36	$4.04

(1)             The numerator for the calculation of diluted pro forma earnings per share for the years ended December 31, 2005 and 2004 was adjusted by $5 million in each year for interest expense related to the Bunge’s 3.75% convertible notes due 2022, which were redeemed in November 2005. (See Note 21 of the notes to the consolidated financial statements)

Equity Incentive Plan—Bunge has an Equity Incentive Plan, which is a shareholder approved plan. Under the plan, the compensation committee of the board of directors may award equity based compensation to officers, employees, consultants and independent contractors. Awards granted under the plan may be in the form of stock options, restricted stock units (performance-based or time-vested) or other awards.

(i)   Stock Option Awards—Generally, stock options to purchase Bunge Limited common shares are non-statutory and granted with an exercise price equal to the market value of Bunge’s common shares on the date of grant, as determined under the Equity Incentive Plan. Options expire ten years after the date of grant and generally vest on a pro-rata basis over a three-year period on the anniversary date of the grant. Vesting may be accelerated in certain circumstances such as a change in control of Bunge as defined in the Equity Incentive Plan. Compensation expense for options granted under the Equity Incentive Plan is recognized for option grants beginning in 2006 on a straight-line basis and for options granted prior to 2006 is recognized on an accelerated basis over the vesting period of each grant.

(ii)   Restricted Stock Units—Performance-based restricted stock units and time-vested restricted stock units are granted at no cost to officers and certain employees. The performance-based restricted stock units are awarded at the beginning of a three-year performance period and vest following the end of the three-year performance period. The performance-based restricted stock units have a cliff vesting of three-years and are dependent on Bunge obtaining certain targeted cumulative earnings per share (EPS) or segment operating profit (for awards granted to employees of operating companies) during the three-year performance period. The targeted cumulative EPS under the plan is based on income per share from continuing operations adjusted for non-recurring charges and other one-time events at the discretion of Bunge’s compensation committee. Vesting may be accelerated in certain situations such as a change in control of Bunge. The actual award is calculated based on a sliding scale whereby 50% of the granted performance-based restricted stock unit award vests if the minimum target is achieved. No vesting occurs if cumulative EPS or the segment operating profit is less than the minimum target. The award is capped at 150% of the grant for performance in excess of the maximum target for the award grants prior to 2004 and at 200% of the grant for performance in excess of the maximum target for awards granted in or following 2004. For awards granted in or prior to 2004, performance-based restricted stock unit awards may be paid out, at the participant’s election, subject to the discretion of Bunge’s compensation committee, in cash, in Bunge Limited common shares or a combination thereof, once the specified terms and conditions of the award are satisfied. Beginning with awards granted in 2005, performance-based restricted stock unit awards will be settled solely in common shares. At the time of settlement, a participant holding a vested performance-based restricted stock unit award will also be entitled to receive corresponding dividend equivalent payments.

The time-vested restricted stock unit awards are subject to vesting periods varying from three to five years and vest on a pro-rata or cliff basis over the applicable vesting period or at the end of the applicable vesting period. Vesting may be accelerated by the compensation committee in certain circumstances such as a change in control of Bunge. The time-vested restricted stock units are paid out in Bunge Limited common shares once the applicable vesting terms are satisfied. At the time of pay out, a participant holding a time-vested restricted stock unit award will also be entitled to receive corresponding dividend equivalent payments.

Compensation expense for the restricted stock units is equivalent to the market value of Bunge’s common shares at the date of grant and is recognized on a straight-line basis over the vesting period of each grant.

Non-Employee Directors’ Equity Incentive Plan—Bunge has a Non-Employee Directors’ Equity Incentive Plan (Directors’ Plan). The Directors’ Plan is a shareholder approved plan. The Directors’ Plan provides for awards of non-statutory stock options to non-employee directors. The options vest and are exercisable on the January 1st that follows the date of grant, assuming the director continues service as a member of the board of directors of Bunge until such date. Vesting may be accelerated in certain situations such as a change in control of Bunge. Compensation expense for options granted under the Non-Employee Directors’ Equity Incentive Plan is recognized for option grants beginning in 2006 on a straight-line basis and for options granted prior to 2006 is recognized on an accelerated basis over the vesting period of each grant.

The fair value of each option granted under both of Bunge’s equity incentive plans is estimated on the date of grant using the Black-Scholes-Merton option-pricing model that uses the assumptions noted in the following table. The expected volatility of Bunge’s common shares is based on historical volatility calculated using the daily close price of Bunge’s shares up to the date of grant. Bunge uses historical employee exercise behavior for valuation purposes. The expected option term of options granted represents the period of time that the options granted are expected to be outstanding and is based on historical experience giving consideration for the contractual terms, vesting periods and expectations of future employee behavior. The risk-free interest rate is based on the rate of U.S. Treasury zero-coupon bond with a term equal to the expected option term of the option grants on the date of grant.

Assumptions:	December 31, 2006	December 31, 2005	December 31, 2004
Expected option term (in years)	5.25-6.00	6.00	8.96
Expected dividend yield	1.04%-1.05%	1.15%	1.30%
Expected volatility	27%-28%	32%	29%
Risk-free interest rate	4.61%-4.89%	4.04%	3.70%

A summary of option activity under the plans as of December 31, 2006 and changes during the year then ended is presented below:

Options	Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
				(US$ in millions)
Outstanding at January 1, 2006	3,651,490	$29.72
Granted	881,400	$56.92
Exercised	(672,249)	$24.10
Forfeited or expired	(51,450)	$53.10
Outstanding at December 31, 2006	3,809,191	$36.69	6.87	$138
Exercisable at December 31, 2006	2,397,663	$27.19	5.83	$109

The weighted-average grant-date fair value of options granted during 2006, 2005 and 2004 was $17.38, $18.48 and $14.17, respectively. The total intrinsic value of options exercised during 2006 was approximately $25 million. The excess tax benefit classified as a financing cash flow for 2006 was not significant.

As of December 31, 2006, there was $12 million of total unrecognized compensation cost related to non-vested stock options granted under the Equity Incentive Plan and the Directors’ Plan which will be recognized over the next three years.

A summary of Bunge’s restricted stock units as of December 31, 2006 and changes during 2006 is presented below:

Restricted Stock Units	Shares	Weighted-Average Grant-Date Fair Value
Restricted stock units at January 1, 2006(1)	1,097,944	$41.84
Granted	438,704	$56.14
Vested/issued(2)	(98,700)	$52.63
Forfeited/expired(2)	(172,979)	$53.92
Restricted stock units at December 31, 2006(1)	1,264,969	$49.74

(1)             Excludes accrued unvested corresponding dividends, which are payable upon vesting in Bunge’s common shares. As of December 31, 2006, there were 16,570 unvested corresponding dividends accrued. Accrued unvested corresponding dividends were revised due to non-achievement of performance targets.

(2)             During 2006, Bunge issued 98,700 common shares including common shares representing accrued corresponding dividends, with a weighted-average fair value of $52.63 per share. During 2006, Bunge canceled 103,350 shares, respectively, in lieu of cash settlement at $51.00 per share, related to performance-based restricted stock unit awards that had vested.

At December 31, 2006, there was approximately $22 million of total unrecognized compensation cost related to restricted stock units share-based compensation arrangements granted under the Equity Incentive Plan which will be recognized over the next three to four years. The total fair value of restricted stock units vested and issued during 2006 was approximately $5 million.

Common Shares Reserved for Share-Based Awards—At December 31, 2006, Bunge has reserved 11,995,565 and 599,778 common shares for grants of stock options and other stock awards under the Equity Incentive Plan and the Directors’ Plan, respectively. At December 31, 2006, 4,141,590 and 95,278 common shares were available for grant under the Equity Incentive Plan and Directors’ Plan, respectively. The Equity Incentive Plan and the Directors’ Plan provide that up to 10.0% and 0.5%, respectively, of

Bunge’s total outstanding common shares may be reserved for issuance pursuant to awards under these plans. Therefore, the number of shares reserved under these plans will increase as the number of Bunge’s total issued and outstanding common shares increases.

23.          Lease Commitments

Bunge routinely leases storage facilities, transportation equipment and office facilities under operating leases. Minimum lease payments under non-cancelable operating leases at December 31, 2006 are as follows:

(US$ in millions)
2007	$112
2008	106
2009	100
2010	77
2011	68
Thereafter	151
Total	$614

Rent expense under non-cancelable operating leases was $144 million, $134 million and $89 million for 2006, 2005 and 2004, respectively.

24.          Operating Segments and Geographic Areas

In 2006, Bunge corrected its classification of interest income on secured advances to suppliers by reclassifying amounts from cost of goods sold to net sales. The effect of this reclassification increased cost of goods sold and net sales by $78 million, $102 million and $66 million in the years ended December 31, 2006, 2005 and 2004, respectively. The reclassification does not affect gross profit, segment operating profit or net income.

In addition, during the year ended December 31, 2006, we reclassified certain product lines from the agribusiness segment to the edible oil products segment, which resulted in amounts for the years ended December 31, 2005 and 2004 being reclassified to conform to this presentation.  Additionally, in the first quarter of 2007, we reclassified certain product lines from the edible oil products segment to the agribusiness segment, which resulted in the reclassification of amounts for the year ended December 31, 2006.  We did not reflect this reclassification in periods prior to the year ended December 31, 2006.

Bunge has four reporting segments—agribusiness, fertilizer, edible oil products and milling products, which are organized based upon similar economic characteristics and are similar in nature of products and services offered, the nature of production processes, the type and class of customer and distribution methods. The agribusiness segment is characterized by both inputs and outputs being agricultural commodities and thus high volume and low margin. The activities of the fertilizer segment include raw material mining, mixing fertilizer components and marketing products. The edible oil products segment involves the manufacturing and marketing of products derived from vegetable oils. The milling products segment involves the manufacturing and marketing of products derived primarily from wheat and corn. Bunge evaluates segment performance based on operating segment profit.

The “Unallocated” column in the following table contains the reconciliation between the totals for reportable segments and Bunge consolidated totals, which consists primarily of corporate items not allocated to the operating segments, inter-segment eliminations and principally the Solae joint venture. Transfers between the segments are generally valued at market. The revenues generated from these transfers are shown in the following table as “Inter-segment revenues.”

Operating Segment Information

(US$ in millions)	Agribusiness	Fertilizer	Edible Oil Products	Milling Products	Unallocated	Total
2006
Net sales to external customers	$18,909	$2,602	$3,798	$965	$—	$26,274
Inter-segment revenues	2,351	—	68	17	(2,436)	—
Gross profit (1)	818	326	289	138	—	1,571
Interest income	27	58	2	3	29	119
Interest expense	(203)	(39)	(31)	(7)	—	(280)
Foreign exchange gain (loss)	(12)	47	5	—	19	59
Segment operating profit	114	202	58	69	—	443
Depreciation, depletion and amortization expense	(126)	(130)	(53)	(15)	—	(324)
Investments in affiliates	61	11	170	22	385	649
Total assets	8,378	2,979	1,513	470	1,007	14,347
Capital expenditures	$294	$106	$89	$14	$—	$503
2005
Net sales to external customers	$17,459	$2,674	$3,385	$859	$—	$24,377
Inter-segment revenues	1,974	—	81	22	(2,077)	—
Gross profit (1)	821	341	284	125	—	1,571
Interest income	21	57	3	2	21	104
Interest expense	(140)	(41)	(35)	(7)	(8)	(231)
Foreign exchange gain (loss)	29	(47)	—	(1)	(3)	(22)
Segment operating profit	275	81	37	63	—	456
Depreciation, depletion and amortization expense	(110)	(104)	(50)	(14)	—	(278)
Investments in affiliates	57	9	75	21	423	585
Total assets	5,867	2,774	1,682	388	735	11,446
Capital expenditures	$267	$135	$109	$11	$—	$522)

(US$ in millions)	Agribusiness	Fertilizer	Edible Oil Products	Milling Products	Unallocated	Total
2004
Net sales to external customers	$17,977	$2,581	$3,872	$804	$—	$25,234
Inter-segment revenues	1,433	—	50	17	(1,500)	—
Gross profit (1)	936	601	257	92	—	1,886
Interest income	21	50	6	3	23	103
Interest expense	(111)	(50)	(32)	(8)	(13)	(214)
Foreign exchange gain (loss)	(17)	(32)	5	—	13	(31)
Segment operating profit	358	372	79	41	—	850
Depreciation, depletion and amortization expense	(89)	(70)	(41)	(12)	—	(212)
Investments in affiliates	17	8	64	20	455	564
Total assets	5,510	2,428	1,692	328	949	10,907
Capital expenditures	$211	$158	$59	$9	$—	$437

(1)             In 2006, Bunge recorded a pretax asset impairment charge of $18 million and $2 million in its agribusiness and edible oil products segments, respectively, relating to write-downs of three less efficient oilseed processing, refining and bottling facilities in Brazil, and restructuring charges of $4 million related to its South American agribusiness and fertilizer operations.

In 2005, Bunge recorded a pretax asset impairment charge of $35 million in its agribusiness segment related to two oilseed processing plants in Brazil and an oilseed processing plant in India. In 2005, Bunge also recorded restructuring charges in Brazil and Europe of $10 million in its agribusiness segment, $2 million in its edible oil products segment and $2 million in its fertilizer segment.

In 2004, Bunge recorded pretax asset impairment charge of $7 million in its edible oil segment, related to its refining and packaging operations in North and South America. In addition, in 2004, Bunge recorded a $10 million asset impairment charge and a $7 million restructuring charge in its agribusiness segment related to its oilseed operations in Western Europe. These impairment and restructuring charges are recorded in cost of goods sold, except the 2006 restructuring charges which is recorded in selling, general and administrative expense, in Bunge’s consolidated statements of income (see Note 8 of the notes to the consolidated financial statements).

Segment operating profit, a measure of segment profitability, includes interest income earned on working capital of each segment and the allocation of the financial costs of carrying operating working capital, including an allocated portion of the foreign exchange gains and losses and of interest expense relating to debt financing working, including readily marketable inventories, capital, which is consistent with how management views the results for operational purposes.

A reconciliation of income from continuing operations before income tax to total consolidated segment operating profit follows:

	Year Ended December 31,
(US$ in millions)	2006	2005	2004
Income from operations before income tax	$522	$488	$891
Unallocated (income) expense—net (1)	(79)	(32)	(41)
Segment operating profit	$443	$456	$850

(1)             Unallocated (income) expense—net included interest income, interest expense, foreign exchange gains and losses and other income and expense not directly attributable to Bunge’s operating segments.

Net sales by product group to external customers were as follows:

	Year Ended December 31,
(US$ in millions)	2006	2005	2004
Agricultural commodities products	$18,909	$17,459	$17,977
Fertilizer products	2,602	2,674	2,581
Edible oil products	3,798	3,385	3,872
Wheat milling products	657	564	479
Corn milling products	308	295	325
Total	$26,274	$24,377	$25,234

Geographic area information for net sales to external customers, determined based on the location of the subsidiary making the sale, and long-lived assets follows:

	Year Ended December 31,
(US$ in millions)	2006	2005	2004
Net sales to external customers:
Europe	$8,914	$8,904	$8,777
United States	6,331	6,076	6,783
Brazil	5,603	5,096	5,005
Asia	3,898	2,956	3,225
Canada	1,011	957	1,160
Argentina	491	362	262
Rest of world	26	26	22
Total	$26,274	$24,377	$25,234

	December 31,
(US$ in millions)	2006	2005	2004
Long-lived assets (1):
Brazil	$2,319	$2,035	$1,759
United States	930	963	1,021
Europe	824	505	410
Argentina	146	137	113
Rest of world	211	153	120
Total	$4,430	$3,793	$3,423

(1)             Long-lived assets include property, plant and equipment, net, goodwill and other intangible assets, net and investments in affiliates.

25.          Quarterly Financial Information (Unaudited)

	Quarter
	First	Second	Third	Fourth	Year End
	(US$ in millions, except per share data)
2006
Volumes (in millions of metric tons)	25	31	33	31	120
Net sales (1)	$5,625	$6,001	$6,965	$7,683	$26,274
Gross profit (2)	284	288	485	514	1,571
Income from operations	58	30	169	264	521
Net income (3)	58	30	169	264	521
Earnings per common share—basic (4)
Income from operations	$.49	$.25	$1.41	$2.17	$4.32
Net income per share	$.49	$.25	$1.41	$2.17	$4.32
Earnings per common share—diluted (4)(5)
Income from operations	$.48	$.25	$1.40	$2.12	$4.28
Net income per share	$.48	$.25	$1.40	$2.12	$4.28

Weighted-average number of shares outstanding—basic	119,231,404	119,532,368	119,678,573	119,815,692	119,566,423
Weighted-average number of shares outstanding—diluted	120,596,824	120,731,717	120,804,750	124,409,362	120,849,357
Market price:
High	$60.29	$61.16	$58.65	$73.17
Low	$50.02	$48.23	$49.99	$57.85
2005
Volumes (in millions of metric tons)	26	32	30	29	117
Net sales (1)	$5,480	$5,896	$6,248	$6,753	$24,377
Gross profit (2)	385	427	407	352	1,571
Income from operations	98	113	170	149	530
Net income	$98	$113	$170	$149	$530
Earnings per common share—basic (4)
Income from operations	$.88	$1.02	$1.53	$1.29	$4.73
Net income per share	$.88	$1.02	$1.53	$1.29	$4.73
Earnings per common share—diluted (4)(5)
Income from operations	$.82	$.94	$1.41	$1.25	$4.43
Net income per share	$.82	$.94	$1.41	$1.25	$4.43

Weighted-average number of shares outstanding—basic	110,752,441	110,986,481	111,361,292	115,384,311	112,131,739
Weighted-average number of shares outstanding—diluted	120,638,146	120,893,138	120,982,588	120,773,361	120,853,928
Market price:
High	$57.75	$65.10	$67.31	$57.01
Low	$50.84	$48.99	$51.95	$48.30

(1)             Bunge corrected its classification of interest income on secured advances to suppliers by reclassifying amounts from cost of goods sold to net sales for the periods presented. The effect of this reclassification increased cost of goods sold and net sales by $24 million, $21 million, $17 million and $16 million in the first, second, third and fourth quarters, respectively, for the year ended December 31, 2006 and $28 million, $25 million, $22 million and $27 million in the first, second, third and fourth quarters, respectively, for the year ended December 31, 2005. This reclassification does not affect gross profit or net income.

(2)             In the first quarter of 2006, Bunge recorded in cost of goods sold in its consolidated statement of income pretax asset impairment charges of $18 million and $2 million in its agribusiness and edible oil products segments, respectively, relating to write-downs of three smaller, older and less efficient oilseed processing, refining and bottling facilities in Brazil, and restructuring charges of $4 million related to its South American agribusiness and fertilizer operations. In the fourth quarter of 2005, Bunge recorded in cost of goods sold in its consolidated statement of income a pretax asset impairment charge of $35 million in its agribusiness segment related to two oilseed processing plants in Brazil and an oilseed processing plant in India. In the fourth quarter of 2005, Bunge also recorded restructuring charges in Brazil and Europe of $10 million in its agribusiness segment, $2 million in its edible oil products segment and $2 million in its fertilizer. (See Note 8 of the notes to the consolidated financial statements).

(3)             In the first quarter of 2006, Bunge adopted SFAS No. 123R and began recording stock option compensation expense based on the fair value. Prior to the adoption of SFAS No. 123R, Bunge accounted for stock-based compensation using the intrinsic value method under Accounting Principles Board APB 25, and FIN 28 with pro forma disclosure in accordance with the provisions of SFAS No. 123. (See Note 22 of the notes to the consolidated financial statements).

(4)             Earnings per share for both basic and diluted is computed independently for each period presented. As a result, the sum of the quarterly earnings per share for the years ended December 31, 2006 and 2005 does not equal the total computed for the year.

(5)             Diluted earnings per share include common shares that would have been issuable upon the conversion of convertible preference shares and related dividend expense, for 2006, and the convertible notes and related interest expense, for 2005, in the calculation of diluted earnings per share for the period presented. The weighted-average common shares outstanding-diluted for the fourth quarter of 2006 includes the dilutive effect of 3,310,388 weighted-average common shares that would be obtainable upon conversion of Bunge’s convertible preference shares and the weighted-average common shares outstanding-diluted for the fourth quarter of 2005 includes the dilutive effect of 3,737,167 of weighted-average common shares that were issuable upon conversion of the convertible notes through November 22, 2005, the date of redemption. (See Notes 15 and 21 of the notes to the consolidated financial statements).

26.          Subsequent Events

On February 28, 2007, Bunge paid a regular quarterly cash dividend of $0.16 per common share to shareholders of record on February 14, 2007. On March 1, 2007, Bunge also paid a cash dividend of $1.36771 per share on its 4.875% cumulative convertible perpetual preference shares to shareholders of record on February 15, 2007, which reflects the period from November 20, 2006 to February 28, 2007.